Exhibit 2.1

MERGER AGREEMENT

BY AND AMONG

PERVASIVE SOFTWARE INC.,

RAMAL ACQUISITION CORP.,

DATA JUNCTION CORPORATION,

MICHAEL E. HOSKINS, THE HOSKINS 2003 CHARITABLE REMAINDER UNITRUST WITH MAKEUP, DARRELL G. BLANDFORD, THE BLANDFORD 2003 CHARITABLE REMAINDER UNITRUST WITH MAKEUP, GREGORY E. GROSH, THE GREGORY E. GROSH CHARITABLE REMAINDER UNITRUST (GREGORY E. GROSH TRUSTEE), RON S. DOUGHERTY

AND

COMPUTERSHARE TRUST COMPANY, INC., AS ESCROW AGENT

August 8, 2003

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TABLE OF CONTENTS

(Continued)

ii

TABLE OF CONTENTS

(Continued)

iii

MERGER AGREEMENT

This Merger Agreement (the “Agreement”) is entered into as of August 8, 2003, by and among Pervasive Software Inc., a Delaware corporation (“Parent”), Ramal Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Data Junction Corporation, a Texas corporation (“Company”), Michael E. Hoskins, The Hoskins 2003 Charitable Remainder Unitrust with Makeup, Darrell G. Blandford, The Blandford 2003 Charitable Remainder Unitrust with Makeup, Gregory E. Grosh, The Gregory E. Grosh Charitable Remainder Unitrust (Gregory E. Grosh Trustee) Ron S. Dougherty, and, as to Section 9 only, Computershare Trust Company, Inc., as the Escrow Agent (the “Escrow Agent”). Parent, Merger Sub, Company, Principal Stockholders (as defined herein) and the Escrow Agent are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A.    Upon the terms and subject to the conditions of this Agreement and in accordance with the Texas Business Corporation Act (“TBCA”) and the Delaware General Corporation Law (“DGCL”), Parent, Merger Sub and Company intend to enter into a business combination transaction.

B.    The Board of Directors of Company (i) has determined that the Merger (as defined herein) is consistent with and in furtherance of the long-term business strategy of Company and fair to, and in the best interests of, Company and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) has adopted a resolution declaring the Merger advisable and (iv) has determined unanimously to recommend that the stockholders of Company adopt this Agreement.

C.    The Board of Directors of Parent (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and fair to, and in the best interests of, Parent and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) has determined to recommend that the stockholders of Company adopt this Agreement.

D.    The Parties desire to enter into this Agreement for the purpose of setting forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement, and to serve as conditions precedent to the consummation of the merger of Company into Merger Sub whereby Merger Sub will survive the Merger as a wholly owned subsidiary of Parent.

E.    In connection with the Merger, each share of the Company’s Common Stock (the “Company Common Stock”) shall be exchanged for cash and shares of the Parent’s common stock to be registered under the Securities Act of 1933, as amended (“Securities Act”) as provided for herein (the “Parent Common Stock”) upon the terms and subject to the conditions of this Agreement.

F.    Concurrently with the execution of this Agreement and as a condition and inducement to Parent’s willingness to enter into this Agreement certain stockholders of Company are entering into Voting Agreements (as defined herein).

G.    At the time of the execution of this Agreement, certain Company employees to be identified by Parent will have accepted employment with Parent or Merger Sub by executing offer letters contingent upon the Closing (as defined in Section 2.2).

NOW, THEREFORE, in consideration of these premises and of the mutual agreements, representations, warranties and covenants herein contained, the parties hereto do hereby agree as follows:

AGREEMENT

SECTION 1

1.    Certain Definitions. As used in this Agreement, the following terms have the following meanings. Certain other terms are defined in the text of this Agreement.

“Affiliate” of a person means any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such person.

“Balance Sheet Adjustment” shall mean the difference, if any, between (i) Company’s consolidated tangible net equity (as such term is defined by generally accepted accounting principles (“GAAP”)) as of the date of Closing and as stated on the Closing Balance Sheet and (ii) $6,085,786 (Company’s consolidated tangible net equity on June 30, 2003 as presented in the Most Recent Financial Statements (as defined in Section 4.8)); provided, however that the Balance Sheet Adjustment shall not be effected by the exercise of any of Company’s outstanding options.

“Cash Conversion Number” shall mean the quotient (calculated to the fourth decimal place) obtained by dividing either (i) (a) $22,100,000 by (b) the Company Fully Diluted Share Number or, in the event of a Balance Sheet Adjustment, (ii) (a) $22,100,000 less the amount of the Balance Sheet Adjustment by (b) the Company Fully Diluted Share Number.

“Cash Merger Consideration” shall mean either $22,100,000 or, in the event of a Balance Sheet Adjustment, $22,100,000 less the amount of the Balance Sheet Adjustment.

“Closing Balance Sheet” shall mean Company’s estimated balance sheet as of three business days prior to Closing that fairly states Company’s financial position prepared in accordance with GAAP and applied on a basis consistent with Company’s annual audited consolidated financial statements for Company’s fiscal years ended June 30, 2002 and June 30, 2003.

“Common Stock Conversion Number” shall mean the quotient (calculated to the fourth decimal place) obtained by dividing 5,000,000 shares by the Company Fully Diluted Share Number.

“Company Fully Diluted Share Number” shall mean the aggregate number of shares of Company Common Stock and any other warrant or security exercisable or exchangeable for, or convertible into, Company Common Stock (each, on a fully exercised and converted to Company Common Stock basis) that are issued and outstanding immediately prior to the Effective Time (outstanding options shall only be included to the extent they are vested and have been exercised as of the Closing Date).

“Knowledge” shall mean with respect to Company or Principal Stockholders the (i) actual knowledge of the Principal Shareholders after due and diligent inquiry of all officers and key developers and after due and diligent inquiry of such other managerial employees, whom such individuals have reason to believe would have actual knowledge of the matters represented and (ii) matters that reasonably should be known by the Company’s officers and other managerial employees. With respect to Parent and Merger Sub, “Knowledge” shall mean the (i) actual knowledge of the Chief Executive Officer, Chief Financial Officer and General Counsel of Company after due and diligent inquiry of all officers whom such individuals have reason to believe would have actual knowledge of matters represented and (ii) matters that reasonably should be known by Parent’s director level employees.

“CompanyMaterial Adverse Effect” means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is or could reasonably be expected to be materially adverse to the business, assets (including intangible assets), capitalization, prospects, condition (financial or otherwise) or results of operations of Company and its subsidiaries taken as a whole.

“Merger Consideration” shall mean the aggregate of the Cash Merger Consideration and the Stock Merger Consideration.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“ParentMaterial Adverse Effect” means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is or could reasonably be expected to be materially adverse to the business, assets (including intangible assets), capitalization, prospects, condition (financial or otherwise) or results of operations of Parent and its subsidiaries taken as a whole and would require Parent to file a Current Report on Form 8-K; provided, however that in no event shall (i) any change in the market price, trading volume or Nasdaq listing status of the Parent Common Stock, nor (ii) the failure by Parent to meet revenue or earnings forecasts of equity analysts reflected in the First Call consensus estimate, or any other revenue or earnings forecasts, for any period ending on or after the date of this Agreement, nor (iii) the resignation of any officer or director of Parent other than David Sikora, nor (iv) any repurchases by Parent of Parent Common Stock, in and of itself constitute a Material Adverse Effect with respect to Parent.

“Principal Stockholders” shall mean Michael E. Hoskins, Darrell G. Blandford, Gregory E. Grosh, Ron S. Dougherty and any other stockholder who has received shares of Company Common Stock from such individuals (other than as set forth on Schedule 1 hereto) or who is under common control with such individuals.

“Stock Merger Consideration” shall mean 5,000,000 shares of Parent Common Stock.

SECTION 2

2.    The Merger

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2.1    Effective Time. As soon as practicable on or after the Closing Date (as defined herein), and upon the terms and subject to the conditions of this Agreement, the Parties hereto shall cause the merger of Merger Sub and Company (the “Merger”) to be consummated by filing the Articles of Merger (the “Articles of Merger”) with the Secretary of State of the State of Texas in accordance with the applicable provisions of the TBCA and the filing of the Certificate of Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL with the (the time of such filing (or such later time as may be agreed upon in writing by Parent and Company and specified in the Articles of Merger and the Certificate of Merger) being referred to herein as the “Effective Time”).

2.2    Closing. The closing of the Merger (the “Closing”) will take place on the later of after the close of business on September 30, 2003 or as soon as practicable after satisfaction or waiver of the latest to occur of the conditions set forth in Section 8 hereof (the “Closing Date”), at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 8911 Capital of Texas Highway, Westech 360, Suite 3350, Austin, Texas 78759-7247.

2.3    Effect of the Merger. At the Effective Time of the Merger, (i) the separate existence of Company shall cease and Company shall be merged with and into Merger Sub (Merger Sub and Company are sometimes referred to herein as the “Constituent Corporations” and Merger Sub after the Merger is sometimes referred to herein as the “Surviving Corporation”), (ii) the Articles of Incorporation of Merger Sub shall be the Articles of Incorporation of the Surviving Corporation, (iii) the Bylaws of Merger Sub shall be the Bylaws of the Surviving Corporation, (iv) the directors and officers of Merger Sub shall be the directors and officers of the Surviving Corporation and (v) the Merger shall, from and after the Effective Time of the Merger, have all the effects provided by applicable law.

SECTION 3

3.    Effect of Merger; Exchange of Certificates.

3.1    Merger Consideration; Conversion of Company Common Stock.

(a)    Company Common Stock. On the terms and subject to the conditions of this Agreement, including the One Year Escrow Fund discussed in Section 9, the aggregate Merger Consideration to be paid by Parent for all of the outstanding shares of Company Common Stock, options to purchase Company Common Stock (“Company Options”) that are vested and exercised prior to the Closing (all other options being terminated in accordance with Section 3.4), warrants and other equity and equity-based securities of Company shall be the Cash Merger Consideration and the Stock Merger Consideration (as such terms are defined above). As of the Effective Time of the Merger, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time of the Merger (other than shares, if any, held by persons exercising appraisal rights in accordance with Section 5.12 of the TBCA (“Dissenting Shares”) as provided in Section 3.5 below), shall, by virtue of the Merger and without any action on the part of holders of Company Common Stock (the “Company Stockholders”), be converted into the right to receive (i) that number of shares of Parent Common Stock that is equal to the Common Stock Conversion Number and (ii) cash equal to the Cash Conversion Number.

(b)    Attached hereto as Schedule 3.1(b) is a schedule reflecting the amount and allocation of cash payable and number of shares of Parent Common Stock to be issued under Section 3.1 hereof to each holder of the Company Common Stock (as of the date hereof in the Company’s transfer books) determined in accordance with the terms hereof including the mailing address for each holder. No later than three (3) business days prior to the Closing Date, Company shall deliver to Parent a revised Schedule 3.1(b) provided that (i) all changes to such schedule must be reasonably acceptable to Parent and (ii) in no event will any such changes increase the aggregate amount of Merger Consideration.

3.2    Cancellation of Company-Owned Stock. Each share of Company Common Stock held by Company or any direct or indirect subsidiary (wholly or partially owned) of Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

3.3    Capital Stock of Merger Sub. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

3.4    Treatment of Company Options. Effective as of the Effective Time of the Merger, each Company Option which is outstanding and has not been exercised prior to the Closing Date shall not be assumed by Parent and shall be cancelled by the Company. The Company shall provide a notice (the “Notice”) to the optionees, no later than 15 days prior to the Closing Date (or earlier if required by the applicable governing documents), informing them of such termination, the form and substance of such Notice shall be subject to review and approval of Parent, which shall not be unreasonably withheld. Prior to the Closing Date, the Company shall take all action necessary to effect the termination of all Company Options as contemplated by this Section 3.4.

3.5    Appraisal Rights. If holders of Company Common Stock are entitled to appraisal rights at the Effective Time of the Merger under Section 5.12 of the TBCA, the shares as to which appraisal rights are available (“Dissenting Shares”) shall not be converted into the Merger Consideration on or after the Effective Time of the Merger, but shall instead be converted into the right to receive from the Surviving Corporation such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the TBCA. Each holder of Dissenting Shares (a “Dissenting Stockholder”) who, pursuant to the provisions of Section 5.12 of the TBCA, becomes entitled to payment of the value of shares of Company Common Stock held by such Dissenting Stockholder shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). In the event of the legal obligation, after the Effective Time of the Merger, to deliver the Merger Consideration to any Dissenting Stockholder who shall have failed to make an effective demand for appraisal or shall have lost his status as a Dissenting Stockholder, Parent shall issue and deliver, upon surrender by such Dissenting

Stockholder of his certificate or certificates representing shares of Company Common Stock, the Merger Consideration to which such Dissenting Stockholder is then entitled under this Section 3.5 and Section 5.12 of the TBCA. To the extent that Parent or Company makes any payment or payments in respect of any Dissenting Shares, Parent shall be entitled to recover under the terms of Section 9 hereof (i) the aggregate amount by which such payment or payments exceed the aggregate Merger Consideration that otherwise would have been payable in respect of such shares plus (ii) the aggregate fees and expenses of third parties (including reasonable attorney’s fees and expenses) incurred by Parent or the Surviving Corporation in connection with calculating, settling or litigating the amount of, or making, any such payment.

3.6    Exchange of Certificates.

(a)    Exchange Agent. Parent shall act as the exchange agent (the “Exchange Agent”) in the Merger.

(b)    Parent to Provide Merger Consideration.

(i)    As promptly as practicable after the Closing Date, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I the aggregate number of shares of Parent Common Stock issuable in exchange for outstanding shares of Company Common Stock (less the One Year Escrow Amount); provided, however, that on behalf of the holders of Company Common Stock, Parent shall deposit into the One Year Escrow Fund a number of shares of Parent Common Stock and cash equal to the One Year Escrow Amount out of the aggregate number of shares of Parent Common Stock otherwise issuable and the amount of cash otherwise payable to the Company Stockholders pursuant to Section 3.1 hereof. Each Company Stockholder shall be deemed to have contributed such Company Stockholder’s pro rata portion of the One Year Escrow Amount to the One Year Escrow Fund, rounded to the nearest whole number of shares of Parent Common Stock.

(ii)    Promptly after the Effective Date of the Merger, Parent shall make available for exchange in accordance with this Section 3.6, through such reasonable procedures as Parent may adopt, the amount of cash issuable pursuant to Section 3.1.

(c)    Exchange Procedures. Within thirty (30) days after the Effective Date of the Merger, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Date of the Merger represented outstanding shares of Company Common Stock (the “Certificates”) whose shares are being converted into the Merger Consideration pursuant to Section 3.1 hereof (less any Merger Consideration held in escrow as described in Section 3.8 hereof), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and which shall be in such form and have such other provisions as Parent may reasonably specify) (the “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Cash Merger Consideration (less any Merger Consideration held in escrow as described in Section 3.8 hereof). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash and stock (less any Merger Consideration held in escrow as described in Section 3.8 hereof) to which the holder of Company Common Stock is entitled pursuant to Section 3.1 hereof. The Certificate so surrendered shall forthwith be canceled. No interest will accrue or be paid to the holder of any outstanding Company Common Stock. From and after the Effective Date of the Merger, until surrendered as contemplated by this Section 3.6(c), each Certificate shall be deemed for all corporate purposes to evidence the amount of cash and stock into which the shares of Company Common Stock represented by such Certificate have been converted.

(d)    No Further Ownership Rights in Capital Stock of Company. The Merger Consideration delivered upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such Company Common Stock. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Company Common Stock which were outstanding immediately prior to the Effective Date of the Merger. If, after the Effective Date of the Merger, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 3.6(d), provided that the presenting holder is listed on Company’s stockholder list as a holder of Company Common Stock or such presenting holder has received the shares from the listed stockholder under the laws of intestacy or by will or by transfer into trust.

(e)    Required Withholding. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock or Company Stock Options such amounts as may be required to be deducted or withheld therefrom under the Code (as defined below) or state, local or foreign law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

(f)    No Liability. Notwithstanding anything to the contrary in this Section 3.6, neither the Exchange Agent, Parent, or the Surviving Corporation shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g)    No Further Transfers. At the Effective Time, holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time except as required by law. If, after the Effective Time, a valid certificate previously representing any of such shares of Company Common Stock is presented to the Surviving Corporation or Parent, such stock certificate shall be canceled and shall be exchanged as provided in Section 3.6 hereof.

(h)    Fractional Shares. No fraction of a share of Parent Common Stock will be issued, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the average of the closing prices of Parent Common Stock as reported on the Nasdaq National Market during the twenty trading days ending one day prior to the Effective Time (the “Average Closing Price”). The fractional share interest of each Company stockholder shall be aggregated, so that no Company shareholder shall receive cash in respect of fractional share interests in an amount greater than the value of one full share of Parent Common Stock.

(i)    Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof such Merger Consideration (and dividends, distributions and cash in lieu of fractional shares) as may be required pursuant to this Section 3.

3.7    Taking of Necessary Action; Further Action. Parent, Merger Sub and Company shall take all such actions as may be necessary or appropriate in order to effect the Merger as promptly as possible. If, at any time after the Effective Date of the Merger, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company, the officers and directors of such corporation are fully authorized in the name of the corporation or otherwise to take, and shall take, all such action.

3.8    Escrow.

(a)    At the Effective Time, Parent will withhold from the cash and shares of Parent Common Stock to be issued to Company Stockholders in the Merger upon conversion of their Company Common Stock pursuant to Section 3.1(a) above, each Company Stockholder’s pro rata share of (i) $2,762,500 (such withheld cash consideration, the “One Year Escrow Cash”) and (ii) six hundred and twenty-five thousand (625,000) shares of Parent Common Stock to be paid in the Merger (such withheld shares of Parent Common Stock, the “One Year Escrow Shares”). The One Year Escrow Cash, One Year Escrow Shares and any New Shares (as defined below) are collectively referred to herein as the “One Year Escrow Fund.” Any shares of Parent Common Stock or other equity securities issued or distributed by Parent (including shares issued upon a stock split, stock dividend, recapitalization or other similar event) in respect of One Year Escrow Shares that have not been released (any such additional shares, the “New Shares”) shall be added to the One Year Escrow Fund and become a part thereof. New Shares issued in respect of shares of Parent Common Stock which have been released from the One Year Escrow Fund shall not be added to the One Year Escrow Fund but shall be distributed to the recordholders thereof. Escrow Agent will hold the certificates representing such One Year Escrow Shares as security for the Company Stockholders’ indemnification obligations under Section 9 hereof. The One Year Escrow Funds will be represented by a certificate or certificates issued in the names of each Company Stockholder in proportion to each Company Stockholder’s pro rata share and will be held by Parent, subject to the terms and conditions of Section 9 hereof, until the day after the first anniversary of the Closing Date

(the “One Year Escrow Release Date”) subject to any such One Year Escrow Funds being withheld pursuant to Section 9.

(b)    At the Effective Time, Parent will also withhold from the shares of Parent Common Stock to be issued to Principal Stockholders in the Merger upon conversion of their Company Common Stock pursuant to Section 3.1(a) above each Principal Stockholder’s pro rata share of that number of shares of Parent Common Stock equal to 5% of the aggregate value of the Merger Consideration (with the Stock Merger Consideration portion valued using the closing sale price of one share of Parent Common Stock on the Closing Date) (such withheld shares of Parent Common Stock, the “Three Year Escrow Shares”). The Three Year Escrow Shares and any IP New Shares (as defined below) are collectively referred to herein as the “Three Year Escrow Fund.” Any shares of Parent Common Stock or other equity securities issued or distributed by Parent (including shares issued upon a stock split, stock dividend, recapitalization or other similar event) in respect of Three Year Escrow Shares that have not been released (any such additional shares, the “IP New Shares”) shall be added to the Three Year Escrow Fund and become a part thereof. IP New Shares issued in respect of shares of Parent Common Stock which have been released from the Three Year Escrow Fund shall not be added to the Three Year Escrow Fund but shall be distributed to the recordholders thereof. Escrow Agent will hold the certificates representing such Three Year Escrow Shares as security for the Principal Stockholders’ indemnification obligations under Section 9.3(b)(i) hereof solely for that purpose described in the last sentence of such section. The Three Year Escrow Fund will be represented by a certificate or certificates issued in the names of each Principal Stockholder in proportion to each Principal Stockholder’s pro rata share and will be held by Parent, subject to the terms and conditions of Section 9 hereof, until the day after the third anniversary of the Closing Date (the “Three Year Escrow Release Date”) subject to any such Three Year Escrow Funds being withheld pursuant to Section 9.

(c)    Each Company Stockholder shall be shown as the record owner on Parent’s books and records of such number of shares of the One Year Escrow Fund and the Three Year Escrow Fund as is equal to such Company Stockholder’s pro rata share and shall have voting rights with respect to the shares of Parent Common Stock held (and on any voting securities added to the One Year Escrow Fund and the Three Year Escrow Fund in respect of such shares of Parent Common Stock) in the One Year Escrow Fund and Three Year Escrow Fund.

3.9    Adjustments for Stock Splits. The share and per share information herein shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into or exercisable or exchangeable for Company Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring or having a record date on or after the date hereof and prior to the Effective Time.

3.10    Unvested Stock and Repurchase Rights. If any shares of Company Common Stock outstanding immediately prior to the Effective Time are at the Effective Time unvested or are subject to a repurchase option (other than a right of first refusal) or any other condition providing that such shares may be forfeited to Company upon any termination of the stockholder’s employment, directorship or other relationship with Company (and/or any affiliate of Company) under the terms of any restricted stock purchase agreement, stock option agreement (including any stock option agreement under the Company Plan (as defined below)) or other agreement with Company (“Unvested Company Shares”), such Unvested Company Shares shall not be assumed by Parent and shall be cancelled by the Company. The Company shall provide Notice to the stockholders, no later than 15 days prior to the Closing Date (or earlier if required by the applicable governing documents), informing them of such termination, the form and substance of such Notice shall be subject to review and approval of Parent, such approval shall not be unreasonably withheld. Prior to the Closing Date, the Company shall take all action necessary to effect the termination of all Unvested Company Shares as contemplated by this Section 3.10.

3.11    Tax Consequences. The parties intend that the Merger shall be treated as a “reorganization” within the meaning of Section 368(a) of the Code. Each of the parties hereto adopts this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations and agrees to use commercially reasonable efforts to cause the Merger to qualify as a tax free reorganization within the meaning of Section 368(a) of the Code, including reporting the Merger for federal and state income tax purposes in a manner consistent with such characterization.

3.12    Affiliates Agreements. As of the date hereof, each of the stockholders of Company identified on Schedule 3.12 (which shall include any stockholder who holds more than 1.5% of the Company Fully Diluted Share Number and any stockholder who received shares from such stockholders or is under common control with such stockholders) shall have executed an Affiliates Agreement, in the form of Exhibit A attached hereto (the “Affiliates Agreement”).

3.13    Company Voting Agreements. As of the date hereof, each of the stockholders of Company identified on Schedule 3.13 (which shall include the Principal Stockholders and any stockholder who received shares from such stockholders or is under common control with such stockholders) shall have executed a Voting Agreement, in the form of Exhibit B attached hereto (the “Voting Agreement”).

3.14    Lock-Up Agreements. As of the date hereof, each of the stockholders of Company identified on Schedule 3.14 (which shall include any stockholder who holds more than 0.5% of the Company Fully Diluted Share Number and any stockholder who received shares from such stockholders or is under common control with such stockholders) shall have executed a Lock-Up Agreement, in the form of Exhibit C attached hereto (the “Lock-Up Agreement”).

SECTION 4

4.    Representations and Warranties of the Company. Company represents and warrants to Parent and Merger Sub, subject to such exceptions as are disclosed in writing in the disclosure letter supplied by Company to Parent dated as of the date hereof (the “Company Schedule”), which disclosure shall provide an exception to or otherwise qualify the representations or warranties of Company contained in the section of this Agreement corresponding by number to such disclosure:

4.1    Organization and Qualification; Subsidiaries.

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(a)    Each of Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.

(b)    Section 4.1(b) of the Company Schedule sets forth (i) each subsidiary of Company, (ii) the ownership interest therein of Company and (iii) if not wholly-owned by Company, the identity and ownership interest of each other owner of such subsidiary. Neither Company nor any of its subsidiaries has agreed to make nor is obligated to make nor is bound by any written or oral agreement, contract, understanding, negotiable instrument, commitment or undertaking of any nature, in effect as of the date hereof or as may hereafter be in effect (a “Contract”), under which it may become obligated to make, any future investment in or capital contribution to any other entity. Neither Company nor any of its subsidiaries directly or indirectly owns any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business, association or entity other than the entities identified in Section 4.1(b) of the Company Schedule.

(c)    Company and each of its subsidiaries is qualified or licensed to do business as a foreign corporation, and is in good standing (with respect to jurisdictions which recognize such concept), under the laws of all jurisdictions where the character of the properties owned, leased or operated by them or the nature of their activities requires such qualification or licensing, except where the failure to be so qualified could not reasonably be expected to result in a Company Material Adverse Effect.

4.2    Articles of Incorporation and Bylaws. Company has previously furnished to Parent a complete and correct copy of its Articles of Incorporation and Bylaws as amended and in effect as of the date of this Agreement (together, the “Company Charter Documents”). Such Company Charter Documents and equivalent organizational documents of each of its subsidiaries are in full force and effect. Company is not in violation of any of the provisions of the Company Charter Documents, and no subsidiary of Company is in violation of its equivalent organizational documents. Section 4.2 of the Company Schedule lists the directors and officers of Company and each subsidiary. The operations now being conducted by Company are not now and have never been conducted under any other name.

4.3    Capitalization.

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(a)    As of the date of this Agreement, the entire authorized capital stock of Company consists of:

(i)    Twenty million (20,000,000) shares of Company Preferred Stock of which none are issued and outstanding and eighty million (80,000,000) shares of Company Common Stock of which (A) 16,498,000 shares are issued and outstanding, (B) 3,196,300 shares are reserved for issuance pursuant to outstanding options or options reserved for future issuance pursuant to the Plans, and (C) no shares are reserved for issuance pursuant to warrants for Company Common Stock.

(ii)     All of the issued and outstanding shares of Company Common Stock have been duly authorized, are validly issued, fully paid, and non-assessable, are free of any liens or Encumbrances (as defined below) and are held of record by the respective stockholders as set forth in Section 4.3(a) of the Company Schedule. There are no declared or accrued but unpaid dividends with respect to any shares of Company Common Stock.

(b)    Section 4.3(b) of the Company Schedule lists all of the holders, as of the date of this Agreement, of options, warrants, purchase rights, subscription rights, conversion rights, exchange rights and other rights that could require Company to issue, sell or otherwise cause to become outstanding any of its capital stock (the “Stock Rights”), and the number of shares of Company capital stock subject to such Stock Rights. For each such holder, Section 4.3(b) of the Company Schedule lists for each such Stock Right the applicable exercise price or conversion ratio, the date of grant or issuance, the vesting schedule, if any, the number of shares of Company capital stock that are vested as of the date of this Agreement, and, if an option granted under the Company Plan, whether such option is intended to qualify as an incentive stock option as defined in Section 422 of the Code. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Company.

(c)    Company has made available to Parent accurate and complete copies of all stock option plans pursuant to which Company has granted such Company Options or Stock Rights and the form of all stock option agreements and stock option grants evidencing such Company Options or Stock Rights.

(d)    Except as set forth in Section 4.3(d) of the Company Schedule, there are no commitments or agreements of any character to which Company is bound obligating Company to accelerate the vesting of any Company Option or Stock Rights as a result of the Merger. All outstanding shares of Company Common Stock, all outstanding Company Options or Stock Rights, and all outstanding shares of capital stock of each subsidiary of Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements (as defined below) in effect as of the time of grant and issuance and (ii) all requirements set forth in applicable Contracts by which Company is bound and which were in effect as of the time of grant and issuance. “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a “Governmental Entity”).

(e)    There are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding, except for securities Company owns free and clear of all liens, pledges, hypothecations, charges, mortgages, security interests, encumbrances, claims, options, rights of first refusal, preemptive rights, community property interests or similar restriction (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) (“Encumbrances”) directly or indirectly through one or more subsidiaries.

(f)    Except as set forth in Sections 4.3(a) and 4.3(b) hereof or in Section 4.3(f) of the Company Schedule, as of the date hereof, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive, purchase or conversion rights), commitments or agreements of any character to which Company or any of its subsidiaries is a party or by which it is bound obligating Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Company or any of its subsidiaries or obligating Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(g)    As of the date of this Agreement, there are no registration rights and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement currently in effect to which Company or any of its subsidiaries is a party or by which they are bound with respect to any equity security of any class of Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries. Other than as contemplated by Section 3.5 hereof, stockholders of Company will not be entitled to appraisal or dissenters rights under applicable state laws in connection with the Merger.

4.4    Authority Relative to this Agreement. Company has all necessary corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby (the “Company Ancillary Agreements”) and to perform its obligations hereunder and thereunder and, subject to adoption of this Agreement by the stockholders of Company in accordance with the TBCA and the Company Charter Documents, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Company Ancillary Agreements by Company and the consummation by Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement, the Company Ancillary Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement and the Company Ancillary Agreements have been duly and validly executed and delivered by Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitute the legal and binding obligation of Company, enforceable against Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application affecting the enforcement of creditors’ rights and the exercise by courts of equitable powers.

4.5    No Conflict; Required Filings and Consents.

(a)    The execution and delivery of this Agreement and the Company Ancillary Agreements by Company do not, and the performance of this Agreement and the Company Ancillary Agreements by Company will not, (i) conflict with or violate the Company Charter Documents or the equivalent organizational documents of any of Company’s subsidiaries,

(ii) subject to obtaining the vote of Company’s stockholders in favor of the adoption of this Agreement, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or alter the rights or obligations of any third party against or to Company under, or require consent to assign to Parent or the Merger Sub, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Company or any of its subsidiaries pursuant to, any mortgage, Contract, permit, franchise or other obligation to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective properties are bound or affected (a “Company Obligation”).

(b)    The execution and delivery of this Agreement and the Company Ancillary Agreements by Company do not, and the performance of this Agreement and the Company Ancillary Agreements by Company shall not, require Company to obtain or make, at or prior to the Effective Time, any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or third party except the filing and recordation of the Articles of Merger as required by the TBCA.

4.6    Legal Compliance; Permits

(a)    Neither Company nor any of its subsidiaries is in conflict with, or in default or violation of, any Legal Requirement or Company Obligation. No charge, complaint, claim, demand, notice, inquiry, investigation, action, suit, proceeding, hearing or review by any Governmental Entity is pending or, to the Knowledge of Company, being threatened against Company or its subsidiaries, nor, to Company’s Knowledge, has any Governmental Entity indicated to Company in writing an intention to conduct the same.

(b)    Company and its subsidiaries hold all franchises, grants, authorizations, permits, licenses, variances, exemptions, easements, consents, certifications, orders and approvals from Governmental Entities which are necessary to the operation of the business of Company and its subsidiaries taken as a whole (collectively, the “Company Permits”); and Company and its subsidiaries are in compliance with the terms of the Company Permits.

4.7    Export Control Laws. Company and its subsidiaries have conducted their export transactions in accordance with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations. Without limiting the foregoing:

(a)    Company and its subsidiaries have obtained all export licenses and other approvals required for their exports of products, software and technologies from the United States;

(b)    Company and its subsidiaries are in compliance with the terms of all applicable export licenses or other approvals;

(c)    There are no pending or, to the Company’s knowledge, threatened claims against Company or its subsidiaries with respect to such export licenses or other approvals;

(d)    To Company’s knowledge there are no actions, conditions or circumstances pertaining to the export transactions of Company or its subsidiaries that may give rise to any future claims; and

(e)    No consents or approvals for the transfer of export licenses to Parent or Merger Sub are required, or such consents and approvals can be obtained expeditiously without material cost.

4.8    Financial Statements. Section 4.8 of the Company Schedule contains the following financial statements (collectively the “Financial Statements”): audited balance sheets and statements of income and cash flows as of and for the fiscal years ended June 30, 2001 and June 30, 2002 and the audited balance sheets and statements of income and cash flows (accompanied by an independent accountant’s audit report with an unqualified opinion on such financial statements rendered by Grant Thornton LLP) as of and for the fiscal year ended June 30, 2003 (the “Most Recent Fiscal Year Ends”) for Company. The audited balance sheet and statements of income and cash flows as of and for the twelve-month period ended June 30, 2003 are referred to as the “Most Recent Financial Statement” and the twelve-month period ending June 30, 2003 is referred to as the “Most Recent Fiscal Period End.” The Financial Statements (including the notes thereto) are true and correct and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby. The Financial Statements present fairly the financial condition of Company as of such dates and the results of operations of Company for such periods. The books of account of Company reflect as of the dates shown thereon all items of income and expenses, and all assets, liabilities and accruals of Company required by GAAP to be reflected therein.

4.9    No Undisclosed Liabilities. Neither Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) except (i) liabilities disclosed in Company’s audited balance sheet as of the Most Recent Fiscal Period End or in the related notes, (ii) liabilities incurred since the Most Recent Fiscal Period End and on or prior to the date hereof in the Ordinary Course of Business which should not have been recorded and/or disclosed in Company’s Most Recent Financial Statement or in the related notes, or (iii) liabilities incurred after the date hereof in the Ordinary Course of Business in an aggregate amount of more than $20,000 except for those approved in advance and in writing by Parent.

4.10    Absence of Certain Changes or Events. Since March 31, 2003:

(a)    there has not been any Company Material Adverse Effect,

(b)    there has not been any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Company’s or any of its subsidiaries’ capital stock, or any purchase, redemption or other acquisition by Company of any of Company’s capital stock or any other securities of Company or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities,

(c)    there has not been any split, combination or reclassification of any of Company’s or any of its subsidiaries’ capital stock,

(d)    there has not been any granting by Company or any of its subsidiaries of any increase in compensation or fringe benefits or any change in employment terms or any payment by Company or any of its subsidiaries of any bonus, or any granting by Company or any of its subsidiaries of any increase in severance or termination pay or any entry by Company or any of its subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which would be contingent or the terms of which would be materially altered upon the consummation of the transactions contemplated hereby,

(e)    there has not been any change by Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP nor have there been any Tax (as defined below) elections made or a change of tax accounting method,

(f)    there has not been any revaluation by Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of Company other than revaluations of less than $20,000 in the aggregate or in the Ordinary Course of Business.

(g)    Company has not sold, leased, transferred, or assigned any assets or properties, tangible or intangible, outside the Ordinary Course of Business or exceeding $20,000 in the aggregate;

(h)    except for those agreements, contracts, leases and commitments identified in Section 4.10 of the Company Schedule, Company has not entered into, assumed or become bound under or obligated by any agreement, Contract, lease or commitment or extended or modified the terms of any such agreement, Contract, lease or commitment which (i) involves the payment of greater than $20,000 per annum or which extends for more than one (1) year, (ii) involves any payment or obligation to any Affiliate of Company (iii) involves the sale of any assets, (iv) involves any OEM relationship, or (v) involves any license or other agreement with respect to Company Intellectual Property (as defined herein);

(i)    no party (including Company) has accelerated, terminated, made modifications to, or canceled any agreement, contract, lease, or license to which Company is a party or by which it is bound, and Company has not modified, canceled or waived or settled any debts or claims held by it, outside the Ordinary Course of Business or exceeding $20,000 in the aggregate, or waived or settled any rights or claims of a substantial value, whether or not in the Ordinary Course of Business;

(j)    none of the assets of Company, tangible or intangible, is or has become subject to any security interest or other lien or Encumbrance;

(k)    Company has not made any capital expenditures exceeding $20,000 in the aggregate of all such capital expenditures;

(l)     Company has not made any capital investment in, or any loan to, any other person;

(m)    Company has not created, incurred, assumed, prepaid or guaranteed any indebtedness for borrowed money and capitalized lease obligations, or extended or modified any existing indebtedness except that Company may modify certain loans to Company employees disclosed in Section 4.10(q) of the Company Schedule;

(n)    there has been no change made or authorized in the Articles of Incorporation or bylaws of Company;

(o)    Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property in excess of $20,000 in the aggregate of all such damage, destruction and losses;

(p)    Company has not suffered any repeated, recurring or prolonged shortage, cessation or interruption of inventory shipments, supplies or utility services;

(q)    Company has not made any loan to, or entered into any other transaction with, or paid any bonuses to, any of its Affiliates, directors, officers, or employees or their Affiliates, thereof;

(r)    Company has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(s)    Company does not owe any payments of any kind, including but not limited to, severance, accrued vacations or bonuses either as of the date hereof or that would result from the Merger contemplated hereby;

(t)    Company has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, or employees (or taken any such action with respect to any other employee benefit plan);

(u)    Company has not suffered any adverse change or any threat of any adverse change in its relations with, or any loss or threat of loss of, any of its major customers, distributors or dealers;

(v)    Company has not suffered any adverse change or any threat of any adverse change in its relations with, or any loss or threat of loss of, any of it major suppliers;

(w)    Company has not received notice or had Knowledge of any actual or threatened labor trouble or strike, or any other occurrence, event or condition of a similar character;

(x)    Company has not entered into any transaction other than in the Ordinary Course of Business; and

(y)    Company is not obligated to do any of the foregoing.

4.11    Employee Benefit Plans. All employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other similar arrangements (whether or not set forth in a written document and including, without limitation, all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (i) covering any active employee, former employee, director or consultant of Company or any subsidiary of Company or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with Company within the meaning of Section 414 of the Code (an “ERISA Affiliate”) or (ii) with respect to which Company has liability as of the date hereof, and covering any active, former employee, director or consultant of Company, any subsidiary of Company or any ERISA Affiliate are listed in Section 4.11(a) of the Company Schedule (the “ERISA Plans”). Company has provided Parent: (i) correct and complete copies of all documents embodying each ERISA Plan including (without limitation) all amendments thereto, and all related trust documents; (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each ERISA Plan; (iii) the most recent summary plan description, as applicable, together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each ERISA Plan; (iv) the most recent IRS determination, opinion, notification and advisory letters; (v) all material correspondence to or from any governmental agency relating to an actual or potential liability under any ERISA Plan; (vi) all forms of notice and election documents related to the Consolidated Omnibus Budget Reconciliation ERISA Plan of 1985, as amended (“COBRA”); (vii) all discrimination tests performed with respect to each ERISA Plan for the most recent three (3) plan years; (viii) the most recent annual actuarial valuations, if any, prepared for each ERISA Plan; (xi) if the ERISA Plan is funded, the most recent annual and periodic accounting of ERISA Plan assets; (x) all administrative service agreements, group annuity contracts, group insurance contracts and similar written agreements and contracts relating to each ERISA Plan; and (xi) all communications to employees or former employees relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules which would result in a material liability under any ERISA Plan or proposed ERISA Plan.

(a)    Each ERISA Plan has been maintained and administered in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such ERISA Plans. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of ERISA Plan activities) has been brought or, to the Knowledge of Company, is threatened, against or with respect to any such ERISA Plan. There are no audits, inquiries or proceedings pending or, to the Knowledge of Company, threatened by the Internal Revenue Service (the “IRS”), Department of Labor (the “DOL”) or any other governmental agency with respect to any ERISA Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the ERISA Plans have been timely made or accrued. Any ERISA Plan intended to be qualified under Section 401(a) of the Code and each related trust intended to qualify under Section 501(a) of the Code (i) has either obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation to the extent such amendment or incorporation is required. Company does not have any plan or commitment to establish any new ERISA Plan or to modify any ERISA Plan (except to the extent required by law or to conform any such ERISA Plan to the requirements of any applicable law, in each case as previously disclosed to Parent in writing). Each ERISA Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, Company or any of its ERISA Affiliates except as otherwise provided in the ERISA Plan.

(b)    Neither Company nor any of its ERISA Affiliates has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code, and at no time has Company or any of its ERISA Affiliates contributed to or been requested to contribute to any “multiemployer plan,” as such term is defined in ERISA or to any plan described in Section 413(c) of the Code. Neither Company, any of its ERISA Affiliates, nor, to the Knowledge of Company, any officer or director of Company or any of ERISA Affiliates is subject to any liability or penalty under Section 4975 through 4980B of the Code or Title I of ERISA. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any ERISA Plan which could subject Company or its subsidiaries to liabilities.

(c)    Each ERISA Plan that is an employee welfare benefit plan under Section 3(1) of ERISA is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code. Neither the Company nor any of its ERISA Affiliates has any current or future liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA (or similar state law) and at no expense to the Company (other than administrative expenses). No ERISA Plan is intended to meet the requirements of Code Section 501(c)(9).

(d)    Neither Company nor any of its subsidiaries is bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union. No employee of Company or any of its subsidiaries is represented by any labor union or covered by any collective bargaining agreement relating to Company or any of its subsidiaries and, to the Knowledge of Company, no campaign to establish such representation is in progress. Neither Company nor any of its subsidiaries experienced any labor interruptions over the past three (3) years. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of Company, threatened relating to any labor, safety or discrimination matters involving any Company employee, including, without limitation, charges of unfair labor practices or discrimination complaints. Neither Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company and each of its subsidiaries is in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, employee safety and wages and hours, and in each case, with respect to its current and former employees and consultants: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to current and former employees and consultants, (ii) is not liable for any arrears of wages, severance pay or any taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for current or former employees or consultants (other than routine payments to be made in the normal course of business and consistent with past practice). The services provided by the Company employees are terminable at the will of the Company and its ERISA Affiliates.

(e)    Neither Company nor any of its ERISA Affiliates has, prior to the Effective Time and in any material respect, violated any of the health continuation requirements of COBRA, the requirements of the Family Medical Leave Act of 1993, as amended, the requirements of the Womens’ Health and Cancer Rights Act, as amended, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, as amended, the requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, or any similar provisions of state law applicable to employees of Company.

(f)    Except as discussed in this Agreement, neither the execution and delivery of this Agreement by Company nor the consummation by Company of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus, accrued vacation payout or otherwise) becoming due to any stockholder, director or employee of Company or any of its subsidiaries under any ERISA Plan or otherwise, (ii) increase any benefits otherwise payable under any ERISA Plan, or (iii) except as required by the Code, result in the acceleration of the time of payment or vesting of any such benefits.

(g)    Each ERISA Plan that covers employees who perform services outside the United States is specifically identified in Section 4.11(i) of the Company Schedule (the “International Plans”). Each International Plan has been established, maintained and administered in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Plan. Furthermore, no International Plan has unfunded liabilities, that as of the Effective Time will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent Company or Parent from terminating or amending any International Plan at any time for any reason without liability to Parent, Company or its ERISA Affiliates (other than ordinary administration expenses or routine claims for benefits).

(h)    To Company’s Knowledge, no employee, consultant, or advisor of Company (a “Company Service Provider”) is in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer that in any way adversely affects (a) the right of any Company Service Provider to provide services to Company or the scope or type of work in which the Service Provider may be engaged in connection with services to be provided to Company, or (b) the ability of Company to conduct its business. To Company’s Knowledge, no Company Service Provider has misappropriated any trade secret of any third party in the development of any Company Intellectual Property. There is neither pending nor, to Company’s knowledge and belief, any threatened actions, suits, proceedings or claims, or to its knowledge any basis therefore with respect to any contract, agreement, covenant or obligation referred to in the preceding sentence. Company and its subsidiaries, do not currently have, nor have they ever had, any collective bargaining agreement covering any of their employees, and no such agreement is being negotiated by Company, and to the Company’s Knowledge, there is no effort by any of their employees or any union to organize the employees of Company. The execution and delivery of this Agreement and the Merger Agreement will not conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any Company Service Provider is now obligated. Company does not believe it is, or will be, necessary to utilize the inventions of any Company Service Provider made prior to the commencement of their relationship with Company.

(i)    Company has complied with all requirements under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) and any state or local equivalents with respect to any plant closing or mass layoff completed prior to the Closing Date. Company has not terminated any Company employees since March 31, 2003, except as listed in Section 4.11(i) of the Company Disclosure Schedule. Section 4.11(i) of the Company Disclosure Schedule shall include the name, hire date, termination date, and work location of each employee terminated by Company effective on or after March 31 2003.

4.12    Certain Business Relationships With Company. Neither the stockholders of Company nor any director or officer of Company, nor any member of their immediate families, nor any Affiliate of any of the foregoing, owns, directly or indirectly, or has an ownership interest in (a) any business (corporate or otherwise) which is a party to, or in any property which is the subject of, any business arrangement or relationship of any kind with Company, or (b) any business (corporate or otherwise) which conducts the same business as, or a business similar to, that conducted by Company.

4.13    Restrictions on Business Activities. There is no judgment, injunction, order or decree binding upon Company or its subsidiaries or to which Company or any of its subsidiaries is a party which has or would reasonably be expected to have the effect of prohibiting or restricting any current business practice of Company or any of its subsidiaries, any acquisition of property by Company or any of its subsidiaries or the conduct of business by Company or any of its subsidiaries as currently conducted.

4.14    Title to Property. Except as identified in Section 4.14 of the Company Schedule, neither Company nor any of its subsidiaries owns, nor has Company or any of its subsidiaries previously owned, any real property. Company and each of its subsidiaries have good and valid title to, or valid leasehold interests in, all of their material properties and assets, free and clear of all Encumbrances except for liens for taxes or other governmental charges or levies not yet due and payable. All leases or subleases pursuant to which Company or any of its subsidiaries lease from others real or personal property are set forth in Section 4.14 of the Company Schedule (the “Company Leases”). Company has delivered to Parent full and complete copies of all Company Leases as amended to date. Each of the Company Leases is in full force and effect in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default of Company or any of its subsidiaries or, to Company’s Knowledge, any other party.

4.15    Taxes.

(a)    Definition of Taxes. For the purposes of this Agreement, “Tax” or “Taxes” refers to (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 4.15(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) and (ii) of this Section 4.15(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for Taxes of a predecessor entity.

(b)    Tax Returns and Audits.

(i)    Company and each of its subsidiaries have timely filed all required federal, state, local and foreign returns, estimates, forms, information statements and reports (“Returns”) relating to any and all Taxes concerning or attributable to Company and each of its subsidiaries or any of their operations with any Tax authority. Such Returns are true and accurate and have been completed in accordance with applicable law. Company and each of its subsidiaries have timely paid all Taxes required to be paid whether or not shown to be due on such Returns.

(ii)    Company and each of its subsidiaries have paid or withheld with respect to their employees (and timely paid over to the appropriate Tax authority) all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act, and other Taxes required to be withheld.

(iii)    Neither Company nor any of its subsidiaries has been delinquent in the payment of any Tax. There is no Tax deficiency outstanding, proposed or assessed against Company or any of its subsidiaries. Neither Company nor any of its subsidiaries has executed any unexpired waiver of any statute of limitations on or extension of any period for the assessment or collection of any Tax.

(iv)    No audit or other examination of any Return of Company or any of its subsidiaries by any Tax authority is presently in progress, nor has Company or any of its subsidiaries been notified of any request for such an audit or other examination.

(v)    No adjustment relating to any Returns filed or required to be filed by Company or any of its subsidiaries has been proposed, formally or informally, by any Tax authority to Company or any of its subsidiaries or any representative thereof.

(vi)    Neither Company nor any of its subsidiaries has any liability for any unpaid Taxes (whether or not shown to be done on any Return) which has not been accrued for or reserved on Company’s balance sheet for the Most Recent Fiscal Year End, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the Most Recent Fiscal Year End in connection with the operation of the business of Company and its subsidiaries in the Ordinary Course of Business.

(vii)    There are (immediately following the Effective Time there will be) no Encumbrances relating or attributable to Taxes (“Tax Lien”) on any of the assets of Company or any of its subsidiaries, other than customary liens for current Taxes not yet due and payable. There is no reasonable basis for the assertion of any claim relating to or attributable to Taxes that, if adversely determined, would result in any Tax Lien on the assets of the Company or any of its subsidiaries.

(viii)    There is no contract, agreement, plan or arrangement to which Company or any of its subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). There is no contract, agreement, plan or arrangement to which Company or any of its subsidiaries is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(ix)    Neither Company nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Company or any of its subsidiaries.

(x)    Neither the Company nor any of its subsidiaries has (a) ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (b) ever been a party to any Tax sharing, indemnification or allocation agreement, nor does the Company or any of its subsidiaries owe any amount under any such agreement (c) any liability for the Taxes of any person (other than Company or any of its subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise and (d) ever been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

(xi)    None of Company’s or its subsidiaries’ assets are tax exempt use property within the meaning of Section 168(h) of the Code.

(xii)    Neither Company nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(xiii)    Company and each of its subsidiaries are in compliance with all terms and conditions of any Tax exemptions, Tax holiday or other Tax reduction agreement or order of a territorial or foreign government and the consummation of the Merger will not have any adverse effect on the continued validity and effectiveness of any such Tax exemptions, Tax holiday or other Tax reduction agreement or order.

(xiv)    Company has not been and will not be required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under State or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(xv)    The Company is not, and has not been at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(xvi)    The Company has made available to Parent or its legal counsel copies of all Tax Returns for the Company and its subsidiaries filed for all periods since inception.

(xvii)    The Company has not engaged in a reportable transaction under Treas. Reg. Section 1.6011-4(b) or in a transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. Section 1.6011-4(b)(2).

4.16    Brokers. Except for fees payable to Needham & Company, Inc., as set forth on Section 4.16 of the Company Schedule and pursuant to an engagement letter dated April 1, 2002, a copy of which has been provided to Parent, Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. Company acknowledges that all such amounts will be paid as part of the Company Transaction Expenses as described in Section 10.3 hereof whether or not the Merger is consummated.

4.17    Intellectual Property. For all purposes of and under this Agreement, the following terms have the following respective meanings:

“Intellectual Property Right(s)” means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models, including utility patents, design patents, plant patents and plant variety protection certificates, and all registrations and applications therefore and all reissues, divisionals, re-examinations, corrections, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and other derivatives and certificates associated therewith, and equivalent or similar rights anywhere in the world in inventions and discoveries, including, without limitation, invention disclosures (“Patents”); (ii) all trade secrets and other rights in know-how and confidential or proprietary information throughout the world (“Trade Secrets”); (iii) all copyrights, copyright registrations and applications therefore and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) all mask works, mask work registrations and applications therefore, and any equivalent or similar rights (“Mask Works”); (v) all industrial designs and any registrations and applications therefore throughout the world; (vi) all rights in World Wide Web addresses and domain names and applications and registrations therefore; (vii) all trade names, trade dress, logos or other corporate designations, common law trademarks and service marks, trademark and service mark registrations and applications therefore and all goodwill associated therewith throughout the world (“Trademarks”); and (viii) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world, including, without limitation, moral rights and publicity rights.

“Company Intellectual Property” means any and all Technology and any and all Intellectual Property Rights, including Company Registered Intellectual Property Rights, that is or are owned (in whole or in part) by or exclusively licensed to or otherwise exclusively controlled by the Company or any of its subsidiaries.

“Registered Intellectual Property Right(s)” means any and all United States, foreign, national and international: (i) Patents; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) Copyrights registrations and applications to register Copyrights; (iv) Mask Work registrations and applications to register Mask Works; and (v) any other Technology and rights related thereto that are the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public or private legal authority at any time.

“Company Registered Intellectual Property Rights” means all of the Registered Intellectual Property Rights owned by, filed in the name of, or applied for the Company or any of its subsidiaries.

“Technology” means any or all of the following: (i) products of the Company or any of its subsidiaries and any works of authorship including, without limitation, computer programs, source code, object code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, net lists, formulas, records, data and mask works; (ii) inventions (whether or not patentable), ideas, improvements, discoveries, developments, designs and techniques, information regarding plans for research, and technology; (iii) proprietary and confidential information, including technical data and customer and supplier lists and information related thereto, financial analysis, marketing and selling plans, business plans, budgets and unpublished financial statements, licenses, prices and costs, general intangibles, trade secrets and know how; (iv) databases, data compilations and collections, metadata, ontologies and technical data; (v) logos, trade names, trade dress, trademarks, service marks; (vi) World Wide Web addresses, domain names and sites; (vii) tools, services, methods and processes; and (viii) all instantiations of the foregoing in any form and embodied in any media.

(a)    Schedule 4.17(a) of the Company Schedule is a complete and accurate list of (i) all Company Registered Intellectual Property Rights, (ii) all unregistered copyrights in computer software that are included in the Company Intellectual Property, and (iii) all unregistered Trademarks included within the Company Intellectual Property. For each of the foregoing, the listing shall include (w) the respective application or serial number (if applicable), (x) the date of any such application and registration, the jurisdiction(s) in which each such right either exists or, for registrations and applications thereto, has been registered or applied for, (y) an identification of whether the right is solely owned by, jointly owned by, or exclusively licensed to the Company, and (z) a brief summary of any proceedings or actions before any court, tribunal (including the United

States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related thereto.

(b)    Each item of Company Registered Intellectual Property Rights is valid and subsisting, and all necessary fees, including without limitation all registration, maintenance, issuance and renewal fees, in connection with such Company Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property Rights. There are no actions that must be taken by the Company within one hundred twenty (120) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Registered Intellectual Property Rights. Without limiting the foregoing, Company has not taken any action or allowed any event to occur, and Company is not aware of any event or circumstances, which would set a United States patent bar date or foreign patent bar date within one hundred twenty (120) days of the Closing Date. A United States patent bar date includes any date by which the Company must file a patent application in order to preserve Company’s right and ability to seek patent protection for an invention in the United States. To Company’s Knowledge, no third party is in breach of any non-disclosure agreement signed with Company or of any confidentiality terms of any agreement signed with Company. In each case in which the Company has acquired any Technology or Intellectual Property Rights from any Person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer the Technology and all rights in such Technology including all associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company. To the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company has recorded each such assignment of Registered Intellectual Property Rights assigned to the Company with the relevant Governmental Entity, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be. The Company has not claimed a particular status, including “Small Business Status,” in the application for any Intellectual Property Rights, which claim of status was not at the time made, or which has since become, inaccurate or false or that will no longer be true and accurate as a result of the Closing.

(c)    The Company has no Knowledge of any facts or circumstances that would render any Company Intellectual Property invalid or unenforceable. The Company knows of no information, materials, facts, or circumstances, including any information or fact that would constitute prior art, that would render any of Company Registered Intellectual Property Rights invalid or unenforceable, or would adversely effect any pending application for any Company Registered Intellectual Property Right, and Company has not misrepresented, or failed to disclose, and has no Knowledge of any misrepresentation or failure to disclose, any fact or circumstances in any application for any Company Registered Intellectual Property Right that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Company Registered Intellectual Property Right.

(d)    Except as disclosed in Section 4.17(d) of the Company Schedule, each item of Company Intellectual Property is free and clear of any Liens. The Company is the exclusive owner of, exclusive licensee of or has all necessary rights under a valid and enforceable license agreement regarding all Technology and Intellectual Property Rights used in or necessary to the conduct of the Company’s business as previously conducted, presently conducted or currently contemplated to be conducted by the Company. Without limiting the foregoing: (i) the Company is the exclusive owner of all Trademarks used in connection with the operation or conduct of the business of the Company, including the sale, licensing, distribution or provision of any products or services by Company; (ii) Company owns exclusively or has all necessary rights under a valid and enforceable license agreement, and has good title to, all products of the Company or which the Company otherwise purports to own; and (iii) to the extent that any Patents would otherwise be infringed by any product or service of the Company, such Patents constitute Company Intellectual Property.

(e)    Except as disclosed in Section 4.17(e) of the Company Schedule, all Company Technology and Company Intellectual Property will be fully transferable, alienable or licensable by Buyer without restriction and without payment of any kind to any third party.

(f)    To the extent that any Technology which is owned, possessed, used or controlled by Company has been developed or created by a third party for the Company, the Company has a written agreement with such third party with respect thereto and Company thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of its business as previously conducted, currently conducted and as proposed to be conducted) to all such third party’s Intellectual Property Rights in such Technology by operation of law or by valid assignment or license, with rights to freely assign all such third party Intellectual Property Rights.

(g)    Except for “shrink-wrap” or similar widely-available commercial end-user licenses, all Technology used in or necessary to conduct the Company’s business as presently conducted or currently contemplated to be conducted by the Company was written and created solely by either (i) employees of the Company acting within the scope of their employment or (ii) by third parties who have validly and irrevocably assigned all of their rights, including Intellectual Property Rights therein, to the Company, and no third party owns or has any rights to any of the Company Intellectual Property.

(h)    All employees, consultants and contractors of the Company have entered into a valid and binding written agreement with the Company sufficient to (i) vest title in the Company of all Technology, including all accompanying Intellectual Property Rights, created by such employee, consultant or contractor in the scope of his or her services or employment for the Company; and (ii) protect the Trade Secrets of the Company. The form(s) of such agreements are attached hereto as Section 4.17(h) of the Company Schedule.

(i)    The Company has taken all commercially reasonable steps required to protect the Company’s rights in the Trade Secrets of the Company or those provided by any other Person to the Company.

(j)    No Person who has licensed Technology or Intellectual Property Rights to the Company has ownership rights or license rights to improvements made by the Company in such Technology or Intellectual Property Rights.

(k)    Except as disclosed in Section 4.17(k) of the Company Schedule, the Company has not transferred ownership of, or granted any exclusive license of or right to use, make derivative works, or authorized the retention of any exclusive rights to use or joint ownership of, any Technology or Intellectual Property Right that is or was Company Intellectual Property, to any other Person.

(l)    Other than inbound “shrink-wrap” and similar publicly available commercial binary code end-user licenses and outbound “shrink-wrap” licenses in the form set forth on Section 4.17(l) of the Company Schedule, the contracts, licenses and agreements listed in Section 4.17(l) of the Company Schedule lists all contracts, licenses and agreements to which the Company is a party with respect to any Technology or Intellectual Property Rights. The Company is not in breach of nor has the Company failed to perform under any of the foregoing contracts, licenses or agreements and, to the Company’s Knowledge, no other party to any such contract, license or agreement is in breach thereof or has failed to perform thereunder.

(m)    Schedule 4.17(m) of the Company Schedule lists all contracts, licenses and agreements between the Company and any other Person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation of the Intellectual Property Rights of any Person.

(n)    To the Knowledge of the Company, there are no contracts, licenses or agreements between the Company and any other Person with respect to the Company Intellectual Property under which there is any dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by the Company thereunder.

(o)    To the Company’s Knowledge, the operation of the business of the Company as it currently is conducted or is contemplated to be conducted by the Company, including but not limited to the design, development, use, disclosure, import, branding, advertising, promotion, marketing, license, manufacture, sale, license and distribution of the products, or services or other Technology of the Company (including such Technology currently under development) does not and will not when conducted by Buyer in substantially the same manner following the Closing infringe or misappropriate any Intellectual Property Right of any Person, violate any right of any Person (including any right to privacy or publicity) or constitute unfair competition or trade practices under the laws of any jurisdiction, and the Company has not received notice from any Person claiming that such operation or any act, product, or service or other Technology of the Company (including such Technology currently under development) of the Company infringes or misappropriates any Intellectual Property Right of any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have Knowledge of any basis therefore).

(p)    To the Company’s Knowledge, no Person is infringing or misappropriating any Company Intellectual Property Right.

(q)    No Company Intellectual Property or Technology is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property or Technology.

(r)    No (i) product, technology, service or publication of the Company, (ii) material published or distributed by the Company or (iii) conduct or statement of the Company constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates in any material respect any law or regulation.

(s)    The Company Intellectual Property constitutes all the Technology and Intellectual Property Rights used in and/or necessary to the conduct of the business of the Company as it currently is conducted, and, to the Knowledge of the Company, as it is currently planned or contemplated to be conducted by the Company, including, without limitation, the design, development, manufacture, use, disclosure, import, branding, advertising, promotion, marketing, sale, license and distribution of products or other Technology of the Company, including performance of services (including such Technology currently under development).

(t)    Neither this Agreement nor the transactions contemplated by this Agreement, including, without limitation, by operation of law or otherwise, nor any contracts or agreements to which the Company is a party, will result in (i) Parent’s granting to any third party any right to or with respect to any Technology or Intellectual Property Right owned by, or licensed to Parent, (ii) Parent’s being bound by, or subject to, any non-compete or similar restriction on the operation or scope of its business or (iii) Parent’s being obligated to pay any royalties or other amounts to any third party in excess of those payable by Company, respectively, prior to the Closing other than normal price increases, renewal fees or costs not incurred in connection with a renewal required due to lack of assignability.

(u)    Except as disclosed in Section 4.17(u) of the Company Schedule, there are no royalties, fees, honoraria or other payments payable by the Company to any Person by reason of the ownership, development, manufacture, use, license, import, branding, advertising, promotion, marketing, sale or other disposition of the Company Intellectual Property, other than salaries and sales commissions paid to employees and sales agents in the ordinary course of business.

4.17A    Intellectual Property. To the best of the Principal Stockholders’ Knowledge, the Company’s and its subsidiaries’ design, development, manufacture, distribution, reproduction, marketing or sale of the products of Company and its subsidiaries has not infringed or misappropriated and does not infringe or misappropriate the Intellectual Property Rights of any third party. In addition, to the Actual Knowledge of Principal Stockholders, the Company Intellectual Property was independently developed and is owned by Company. “Actual Knowledge” for purposes of this Section 4.17A shall mean the actual knowledge of the Principal Stockholders after due and diligent inquiry and investigation of the representations and warranties made in this

Section 4.17A with all key technical employees of Company and all holders of 0.5% or more of Company Common Stock (issued and outstanding immediately prior to the Closing).

4.18    Agreements, Contracts and Commitments. Except as disclosed on Schedule 4.18, as of the date of this Agreement, neither Company nor any of its subsidiaries is a party to or is bound by:

(a)    any employment or consulting agreement, Contract or commitment with any officer, director or employee of Company or any of its subsidiaries (whether on a full-time, part-time or other basis), other than those that are terminable by Company or any of its subsidiaries at will without liability or financial obligation to Company;

(b)    any agreement of indemnification or any power of attorney or guaranty other than any standard agreement terms of indemnification entered into in connection with the sale of products or license or maintenance or support of technology in the Ordinary Course of Business;

(c)    any agreement, contract or commitment containing any covenant limiting the right of Company or any of its subsidiaries to engage in any line of business or to compete with any person, containing any exclusivity provisions, providing any other party rights regarding the ability to enter into a Third Party Transaction or to receive notice regarding a Third Party Transaction, or relating to the localization of product versions;

(d)    any services agreement, other than those that are pursuant to the Company’s standard services agreement (without modification) or those that do not exceed $25,000 or 125 hours of service;

(e)    any agreement, contract or commitment relating to the disposition or acquisition by Company or any of its subsidiaries after the date of this Agreement of assets not in the Ordinary Course of Business or pursuant to which Company or any of its subsidiaries has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Company’s subsidiaries;

(f)    any dealer, distributor, joint marketing or development agreement under which Company or any of its subsidiaries have continuing obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of ninety (90) days or less, or any agreement pursuant to which Company or any of its subsidiaries have continuing obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by Company or any of its subsidiaries and which may not be canceled without penalty upon notice of ninety (90) days or less;

(g)    any agreement, contract or commitment to license any third party to manufacture or reproduce any Company product, service or technology in any language or version or any agreement, contract or commitment to sell or distribute any Company products, service or technology in any language or version;

(h)    any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money by

Company or any of its subsidiaries or extension of credit (other than customer accounts receivable owing to Company or any of its subsidiaries in the Ordinary Course of Business or exceeding $20,000 in the aggregate and payable or dischargeable in accordance with customary trade terms);

(i)    any agreement (or group of related agreements) for the lease of personal property to or from any person that involves aggregate annual payments of more than $20,000;

(j)    any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $20,000;

(k)    any agreement for the purchase of supplies, components, products or services from single source suppliers, custom manufacturers or subcontractors that involves aggregate annual payments of more than $20,000;

(l)    any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money or any capitalized lease obligation in or under which a security interest has been imposed on any of its assets, tangible or intangible;

(m)    any agreement with any Company stockholder or any of such stockholder’s Affiliates (other than Company) or with any Affiliate of Company;

(n)    any profit sharing, pension plan, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers or employees;

(o)    any collective bargaining agreement;

(p)    any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees;

(q)    any agreement under which the consequences of a default or termination could have a Company Material Adverse Effect;

(r)    any agreement with any original equipment manufacturer entered into or performed by Company;

(s)    any agreement pursuant to which Company is obligated to provide maintenance, support, subscription, integration services, or training for its products;

(t)    any agreement pursuant to which any of Company’s products are manufactured which involves aggregate annual payments of more than $20,000; and

(u)    any other agreement (or group of related agreements) the performance of which involves consideration in excess of $20,000 or which is expected to continue for more than one (1) year from the date hereof.

Company has delivered to Parent a correct and complete copy of each written agreement required to be listed in Section 4.18 of the Company Schedule and a written summary setting forth the terms and conditions of each oral agreement required to be listed in Section 4.18 of the Company Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect in all respects; (B) neither Company nor, to Company’s Knowledge, any other party is in breach or default, and no event has occurred, which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; (C) no party has repudiated any provision of the agreement; (D) there are no disputes, oral agreements or forbearance programs in effect; and (E) Company does not have any reason to believe that the service called for thereunder cannot be supplied in accordance with its terms and without resulting in a loss to any of Company or its subsidiaries of more $20,000 in cash or in terms of dedicated resources exceeding revenue attributable to such agreement.

4.19    Board Approval. The Board of Directors of Company has, as of the date of this Agreement, (i) approved this Agreement, the Company Ancillary Agreements and the Merger and the other transactions contemplated hereby and thereby, (ii) determined that the Merger is consistent with the long-term business strategy of Company and is in the best interests of the stockholders of Company and is on terms that are fair to such stockholders (iii) adopted a resolution declaring the Merger advisable and (iv) determined unanimously to recommend that the stockholders of Company adopt this Agreement.

4.20    Vote Required. The affirmative vote or written consent of the holders of at least a majority of the outstanding Company Common Stock is the only vote of the holders of any class or series of Company’s capital stock necessary to adopt this Agreement.

4.21    Insurance. Company and each of its subsidiaries has insurance policies and fidelity bonds of the type and in amounts customarily carried by persons conducting business or owning assets, equipment and properties similar to Company and its subsidiaries, including but not limited to, policies for errors and omissions, export liability, comprehensive general liability coverage and an umbrella policy (collectively, the “Insurance Policies”). There is no claim by Company or any of its subsidiaries pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds, which denial of coverage could reasonably be expected to have a Company Material Adverse Effect. Company and its subsidiaries are fully insured with respect to past or potential medical or health benefit claims. All premiums due and payable under the Insurance Policies have been paid and Company and its subsidiaries are otherwise in compliance with the terms of the Insurance Policies. Company has not received notice of any threatened termination of, or any material premium increase with respect to, any of the Insurance Policies.

4.22    State Takeover Statutes. No state takeover statute is applicable to the Merger or other transactions contemplated hereby.

4.23    Tangible Assets. The buildings, machinery, equipment, and other tangible assets that Company owns and leases have been maintained and are in good operating condition and repair (subject to normal wear and tear) and are usable in the Ordinary Course of Business.

4.24    Inventory. All of the inventory of Company, which consists of raw materials and supplies, manufactured and processed parts, work in process, and finished goods, is usable, merchantable and fit for the purpose for which it was procured or manufactured, and none of such inventory is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory write down set forth on the face of the Most Recent Financial Statement as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Company.

4.25    Notes and Accounts Receivable. All notes and accounts receivable of Company, all of which are reflected properly in the Company Financial Statements and the books and records of Company, arose in the Ordinary Course of Business, are valid receivables subject to no setoffs, defenses or counterclaims, are current and, to Company’s Knowledge, collectible subject in each case only to the reserve for bad debts set forth on the face of the Most Recent Financial Statement. No person has any security interest in any of the Company’s accounts receivable, and no request or agreement for deduction or discount has been made with respect thereto. Section 4.25 of the Company Schedule sets forth each note and principal amount outstanding as of the date hereof with respect to each loan or advance to any employee or former employee of the Company (“Employee Loans”). As of the Closing Date, each Employee Loan shall have been repaid to the Company and all amounts owed by the Company to any employee or former employee as a result of charges or expenses incurred by the employee or former employee on behalf of the Company or its subsidiaries shall have been repaid.

4.26    Litigation. Section 4.26 of the Company Schedule sets forth each instance in which Company (or any of its assets) (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is or has been since June 30, 1993, a party, or, to the Knowledge of Company, is threatened to be made a party, to any action, suit, proceeding, hearing, arbitration, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. To the Knowledge of Company, there are no facts or circumstances which would form the basis of any claim against Company.

4.27    Product Warranty. The products licensed, manufactured, sold, leased, and delivered by Company have conformed with applicable contractual commitments and express warranties, and Company has no liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or repair thereof or other damages in connection therewith, other than in the Ordinary Course of Business and in an aggregate amount less than $10,000.

4.28    Product Liability. Section 4.28 of the Company Schedule contains a description of all product liability claims and similar claims, actions, litigation and other proceedings relating to Company products that are presently pending or which, to the Knowledge of Company, are threatened, or which have been asserted or commenced against Company since its inception, in which a party thereto either requests injunctive relief (whether temporary or permanent) or alleges damages (whether or not covered by insurance).

4.29    Environment, Health, and Safety.

(a)    For purposes of this Agreement, the following terms have the following meanings:

“Environmental, Health, and Safety Laws” means any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, plans, injunctions, judgments, decrees, requirements or rulings now or hereafter in effect, imposed by any governmental authority regulating, relating to, or imposing liability or standards of conduct relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), public health and safety, or employee health and safety, concerning any Hazardous Materials or Extremely Hazardous Substances, as such terms as defined herein, or otherwise regulated, under any Environmental, Health and Safety Laws. The term “Environmental, Health and Safety Laws” shall include, without limitation, the Clean Water Act (also known as the Federal Water Pollution Control Act), 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 136 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Superfund Amendment and Reauthorization Act of 1986, Public Law 99-4, 99, 100 Stat. 1613, the Emergency ERISA Planning and Community Right to Know Act, 42 U.S.C. Section 11001 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., and the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq., all as amended, together with any amendments thereto, regulations promulgated thereunder and all substitutions thereof.

“Extremely Hazardous Substance” means a substance on the list described in Section 302 (42 U.S.C. Section 11002(a)(2)) of the Emergency ERISA Planning and Community Right to Know Act, 42 U.S.C. Section 11001 et seq., as amended.

“Hazardous Material” means any material or substance that, whether by its nature or use, is now or hereafter defined as a pollutant, dangerous substance, toxic substance, hazardous waste, hazardous material, hazardous substance or contaminant under any Environmental, Health and Safety Laws, or which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and which is now or hereafter regulated under any Environmental, Health and Safety Laws, or which is or contains petroleum, gasoline, diesel fuel or other petroleum hydrocarbon product.

(b)    Each of Company and its predecessors and Affiliates (A) has complied with the Environmental, Health, and Safety Laws (and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, directive or notice has been filed or commenced against any of them alleging any such failure to comply), (B) has obtained and been in compliance with the terms and conditions of all permits, licenses, certificates and other authorizations which are required under the Environmental, Health, and Safety Laws, and (C) has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in the Environmental, Health, and Safety Laws.

(c)    To Company’s Knowledge, Company has no liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), and none of Company and its predecessors and Affiliates has handled or disposed of any Hazardous Materials or Extremely Hazardous Substances, arranged for the disposal of any Hazardous Materials or Extremely Hazardous Substances, exposed any employee or other individual to any Hazardous Materials or Extremely Hazardous Substances, or owned or operated any property or facility in any manner that could give rise to any liability, for damage to any site, location, surface water, groundwater, land surface or subsurface strata, for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

(d)    To Company’s Knowledge, no Extremely Hazardous Substances are currently, or have been, located at, on, in, under or about all properties and equipment used in the business of Company and its predecessors and Affiliates.

(e)    To Company’s Knowledge, no Hazardous Materials are currently, or have been, located at, on, in, under or about all properties and equipment used in the business of Company and its predecessors and Affiliates in a manner which violates any Environmental, Health and Safety Laws or which requires cleanup or corrective action of any kind under any Environmental, Health and Safety Laws.

4.30    No Adverse Developments. There is no development or, to Company’s Knowledge, threatened development affecting Company (or affecting customers, suppliers, employees, and other persons which have relationships with Company) that (i) is having or is reasonably likely to have a Company Material Adverse Effect, or (ii) would prevent the Surviving Corporation from conducting the business of Company following the Closing in the manner in which it was conducted by Company prior to the Closing.

4.31    Registration Statement. None of the information supplied or to be supplied by Company for inclusion in the Registration Statement/Proxy Statement to be provided to the stockholders of Company and Parent in connection with the Merger will, at the date mailed to the stockholders of Company and Parent, at the time of the stockholders’ meetings of Company and Parent in connection with the transactions contemplated hereby (the “Stockholders’ Meetings”) and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.

4.32    Full Disclosure. No representation or warranty in this Section 4 or in any document delivered by Company pursuant to the transactions contemplated by this Agreement, and no statement, list, certificate or instrument furnished to Parent pursuant hereto or in connection with this Agreement, contains any untrue statement of a material fact, or omits to state any fact necessary to make any statement herein or therein not materially misleading. There is no fact, development or threatened development which is having or may have a Company Material Adverse Effect which Company has not disclosed to Parent in writing.

4.33    Voting Agreements; Irrevocable Proxies; Affiliates Agreement and Lock-Up Agreements. Certain stockholders of the Company, who collectively hold at least eighty-five percent (85%) of the outstanding shares of Company Common Stock have agreed in writing to vote for the approval of the Merger pursuant to Voting Agreements in the form attached hereto as Exhibit B and pursuant to Irrevocable Proxies attached thereto as Exhibit D (“Irrevocable Proxies”). All of the persons and/or entities who individually will hold 1.5% or more of Parent’s issued and outstanding common stock after the Merger (calculated using the number of Parent’s issued and outstanding common stock as of the date hereof plus the Stock Merger Consideration) have signed the Affiliates Agreement attached hereto as Exhibit A. All of the persons and/or entities who individually hold or will hold 0.5% or more of the outstanding shares of Company Common Stock have signed the Lock-Up Agreement attached hereto as Exhibit C.

4.34    Tax Free Reorganization. Neither Company nor, to Company’s knowledge any Affiliate of the Company, has taken any action or knows of any fact, agreement, plan or other circumstances that reasonably would be expected to cause to the Merger to fail to qualify as a reorganization under the provisions of Section 368(a) of the Code.

4.35    No Existing Discussions. Neither Company nor any director or officer or, to Company’s Knowledge, employee, agent or stockholder of Company is engaged, directly or indirectly, in any discussions or negotiations with any third party relating to any Third Party Transaction (as defined in Section 6.6).

SECTION 5

5.    Representations and Warranties of Parent. Parent and Merger Sub jointly and severally represent and warrant to Company, subject to such exceptions as are disclosed in writing in the disclosure letter supplied by Parent to Company dated as of the date hereof, which disclosure shall provide an exception to or otherwise qualify the representations or warranties of Parent and Merger Sub contained in the section of this Agreement corresponding by number to such disclosure as follows:

5.1    Organization and Qualification; Subsidiaries.

(a)    Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.

(b)    Parent has no material subsidiaries except for those listed on Exhibit 21.1 to Parent’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002 and Ontario Acquisition Corp.

(c)    Each of Parent and Merger Sub is qualified or licensed to do business as a foreign corporation, and is in good standing (with respect to jurisdictions which recognize such concept), under the laws of all jurisdictions where the character of the properties owned, leased or operated by them or the nature of their activities requires such qualification or licensing, except where the failure to be so qualified or licensed could not reasonably be expected to result in a Parent Material Adverse Effect.

5.2    Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub (other than the required approval by the stockholders of Parent), and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the required approval by the stockholders of Parent). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by Company, constitutes a legal and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.

5.3    No Conflict; Required Filings and Consents.

(a)    The execution, delivery and performance of this Agreement do not and will not, (i) conflict with or violate the Parent Charter Documents or Merger Sub Charter Documents, (ii) subject to the requirements set forth in Section 5.3(b) below, conflict with or violate any permits, concession, grant, franchise, law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which they or any of their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Parent’s or Merger Sub’s rights or alter the rights or obligations of any third party against or to Parent or Merger Sub under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Parent or Merger Sub pursuant to, any material mortgage, Contract, permit, franchise or other obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect could not in the case of clauses (ii) or (iii) individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b)    The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub shall not, require Parent to obtain or make any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or third party except (i) pursuant to applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the rules and regulations of Nasdaq, and the filing and recordation of the Articles of Merger as required by the TBCA and the Certificate of Incorporation as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications,

(A) would not prevent consummation of the Merger or otherwise prevent Parent or Merger Sub from performing their respective obligations under this Agreement or (B) could not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

5.4    Registration Statement. None of the information supplied or to be supplied by Parent for inclusion in the Registration Statement/Proxy Statement will at the date mailed to the stockholders of Company and Parent, at the time of the Stockholders’ Meetings and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by Company which is contained in any of the foregoing documents.

5.5    Board Approval. The Board of Directors of Parent has, as of the date of this Agreement (i) approved this Agreement and the transactions contemplated hereby, (ii) determined that the Merger is consistent with the long-term business strategy of Parent and is in the best interests of the stockholders of Parent and is on terms that are fair to such stockholders and (iii) adopted a resolution declaring the Merger advisable.

5.6    Tax Free Reorganization. Neither Parent nor, to Parent’s knowledge, any Affiliate of Parent, has taken any action or knows of any fact, agreement, plan or other circumstances that reasonably would be expected to cause the Merger to fail to qualify as a tax-free reorganization under the provisions of Section 368(a) of the Code.

5.7    Financial Statements. Section 5.7 of the Parent Schedule contains the audited balance sheets and statements of income and cash flows as of and for the fiscal year ended June 30, 2003 (accompanied by an independent auditor’s review report on such financial statements rendered by Ernst & Young, LLP) (the “Parent Financial Statements”.) The Parent Financial Statements (including the notes thereto) are true and correct and have been prepared in accordance with GAAP applied on a consistent basis throughout the period covered. The Parent Financial Statements present fairly the financial condition of Parent as of such date and the results of operations of Parent as of such date. The books of account of Parent reflect as of the dates shown thereon all items of income and expenses, and all assets, liabilities and accruals of Parent required by GAAP to be reflected therein.

SECTION 6

6.    Pre-Closing Covenants. With respect to the period between the execution of this Agreement and the earlier of (i) the termination of this Agreement or (ii) the Effective Time of the Merger:

6.1    General. Each of the Parties will use commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 8 below).

6.2    Notices and Consents. Company will give any notices to third parties and will use commercially reasonable efforts to obtain any third party consents that are required in connection with the matters identified in Section 4.5(a) of the Company Schedule. Each of the Parties will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters identified in Section 4.5(b) of the Company Schedule.

6.3    Operation of Business. Company agrees except to the extent that Parent shall otherwise consent in writing, to carry on its activities in the usual, regular and Ordinary Course of Business in substantially the same manner as heretofore conducted (except that after the date of this Agreement, only Michael E. Hoskins, Darrell G. Blandford or Gregory E. Grosh shall have the authority to enter into any written agreements on behalf of the Company), to pay its debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, use its best efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at the Effective Time of the Merger. Company shall promptly notify Parent of any event, occurrence or emergency not in the Ordinary Course of Business of Company, and any material event involving Company. In addition, Company shall not, without the prior written consent of Parent:

(a)    make any expenditures or enter into any commitment or transaction of the type described in Section 4.18 hereof;

(b)    (i) sell, license or transfer to any person or entity any rights to any Company Intellectual Property or enter into any agreement with respect to any Company Intellectual Property with any person or entity or with respect to any intellectual property of any person or entity (unless such agreement is pursuant to the Company’s standard licensing agreement without modification or if such agreement is for an amount of less than $50,000), (ii) buy or license any intellectual property or enter into any agreement with respect to the intellectual property of any person or entity, (iii) enter into any agreement with respect to the development of any intellectual property with a third party, (iv) or change pricing or royalties charged by Company to its customers or licensees, or the pricing or royalties set or charged by persons who have licensed intellectual property to Company; provided, however, that Parent shall notify Company whether or not Parent consents to such items within 72 hours of Company’s written request for consent or, if in the last calendar week of a fiscal quarter, Parent shall notify Company within 24 hours of receipt of Company’s written request;

(c)    enter into or amend any contract pursuant to which any other party is granted marketing, distribution, development or similar rights of any type or scope with respect to any products or technology of Company;

(d)    amend or otherwise modify (or agree to do so), or violate the terms of, any of the contracts and agreements set forth or described in the Company Schedule;

(e)    commence or settle any litigation;

(f)    declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Common Stock, or split, combine or reclassify any Company Common Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Common Stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Common Stock (or options, warrants or other rights exercisable therefor) except in accordance with the agreements evidencing Company Options;

(g)    issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of capital stock of Company or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating Company to issue or purchase any such shares or other convertible securities (excluding changes in stock option vesting schedules and discretionary acceleration of unvested options);

(h)    cause or permit any amendments to its Articles of Incorporation, Bylaws or other organizational documents of the Company;

(i)    acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company’s business;

(j)    sell, lease, license or otherwise dispose of any properties or assets, except properties or assets in the Ordinary Course of Business (except for the sale to an unrelated (by a personal or business relationship) third party of that real estate locally known as “2201 Northland,” Austin, Texas for an amount not less than $300,000;

(k)    incur any indebtedness for borrowed money or guarantee any indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

(l)    grant any loans to others or purchase debt securities of others or amend the terms of any outstanding loan agreement;

(m)    grant any bonus, severance or termination pay to any director, officer, employee, consultant or contract worker, except as described in Section 4.10(q) of the Company Schedule;

(n)    adopt or amend any employee benefit plan, or enter into any employment contract, pay or agree to pay any special bonus or special remuneration to any director, employee, consultant or contract worker, or increase the salaries or wage rates of its employees, consultants or contract workers;

(o)    revalue any of their assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable;

(p)    pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the Ordinary Course of Business of liabilities reflected or reserved against in the Most Recent Financial Statements;

(q)    make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(r)    enter into any strategic alliance or joint marketing arrangement or agreement;

(s)    enter into any obligations or contracts regarding real property;

(t)    hire or terminate any employees, contract workers or consultants, or encourage any employees, contract workers or consultants to resign from Company;

(u)    take, or agree in writing or otherwise to take, any of the actions described in this Section 6.3, or any other action that would (i) prevent Company from performing or cause Company not to perform its covenants hereunder, (ii) cause or result in the breach of any of the Company’s representations and warranties contained herein or (iii) could reasonably be expected to have a Material Adverse Effect; or

(v)    enter into, amend, extend or renew any services agreement exceeding $25,000 of services or 125 hours of service; provided, however, that Parent shall notify Company whether or not Parent consents to such items within 72 hours of Company’s written request for consent or, if in the last calendar week of a fiscal quarter, Parent shall notify Company within 24 hours of receipt of Company’s written request.

Notwithstanding the above, Company agrees that after the date of this Agreement, it shall not, subject to Section 8.1(u) hereof, enter into, amend, extend or renew any agreement, contract or commitment containing any provision limiting the right of Company or any of its subsidiaries to engage in any line of business or to compete with any person, containing any exclusivity provisions, providing any other party rights regarding the ability to enter into a Third Party Transaction or to receive notice regarding a Third Party Transaction or relating to the localization of product versions.

6.4    Confidentiality; Access to Information.

(a)    The parties acknowledge that Company and Parent have previously executed a Nondisclosure Agreement, dated as of October 28, 2002, as amended (the “Nondisclosure Agreement”), which Nondisclosure Agreement will continue in full force and effect in accordance with its terms.

(b)    Company will afford Parent and its accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Company during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Company, as Parent may reasonably request; provided that Company shall be entitled to withhold information that it concludes on the advice of its counsel to be subject to the attorney-client privilege and related to this Transaction or that is confidential information relating to a third party and subject to a nondisclosure agreement between such third party and Company entered into prior to the date hereof. Neither such access nor furnishing of information to Parent and its representatives, nor any investigation by Parent and its representatives, whether before or after the date hereof, shall in any way diminish or otherwise affect Parent’s right to rely on any representation or warranty made by Company hereunder.

(c)    Company acknowledges that the Parent Common Stock is publicly traded and that any information obtained during the course of this transaction could be considered to be material non-public information within the meaning of federal and state securities laws. Accordingly, Company acknowledges and agrees not to engage in any transactions in the Parent Common Stock in violation of applicable insider trading laws. Company acknowledges that it will be responsible for any violations of applicable insider trading laws committed by its employees or agents who have received or been granted access to non-public information from the Company (“Disclosed Company Employees”) or any of its other employees; provided, however, that such other employees shall have received or been granted access to such non-public information from the Company or a Disclosed Company Employee.

6.5    Notice of Developments. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in Section 4 or Section 5 above or a Material Adverse Effect. No disclosure by any Party pursuant to this Section 6.5, however, shall be deemed to amend or supplement the Company Schedule or the Parent Schedule or to prevent or cure any misrepresentation, breach of warranty, breach of covenant or diminish or otherwise affect the right of Parent to rely on the representations made by the Company.

6.6    Exclusivity. Until the earlier of (i) the termination of this Agreement in accordance with Section 10 hereof or (ii) the Effective Time of the Merger, Company will not directly or indirectly, through any officer, director, employee, stockholder, Affiliate, representative or agent of Company or otherwise, take any action to solicit, initiate, seek, support, entertain, encourage, support, assist or participate in any negotiations regarding or cooperate with any inquiry, proposal or offer from, or furnish any information to, any third party regarding any merger or consolidation with or involving Company or any acquisition of any stock or any assets (other than sales of inventory or other assets in the Ordinary Course of Business) of Company (a “Third Party Transaction”) except that Company has fulfilled its obligation to provide notice to Compuware Corporation. Company agrees that any such negotiations (other than negotiations with Parent) in progress as of this Agreement will be suspended and that, in no event, will Company consider, accept or enter into an agreement concerning any such Third Party Transaction. Company will notify Parent immediately upon the suspension of any currently in progress negotiations or after receipt by it (or any of its officers, directors, employees, stockholders, Affiliates, representatives or agents) of any proposal for, or inquiry respecting, any Third Party Transaction or any request for information in connection with such a proposal or inquiry, or for access to the properties, books or records of Company by any person or entity that informs Company that it is considering making, or has made, such a proposal or inquiry. Such notice to Company will indicate in reasonable detail the identity of the person or entity making the proposal or inquiry and the terms and conditions of such proposal or inquiry; provided, however, that to the extent Company had executed a non-disclosure agreement with such person or entity prior to June 18, 2003 for the sole purpose of evaluating the potential acquisition of Company, the identity of such person or entity may be withheld from the notice.

6.7    Proxy Statement/Prospectus; Registration Statement; Board Recommendations. As promptly as practicable after the execution of this Agreement, Parent and Company shall prepare a Registration Statement on Form S-4 (containing a prospectus and proxy materials relating to the approval of the Merger and the transactions contemplated hereby by the stockholders of Parent and Company and the registration of the Stock Merger Consideration under the Securities Act) and, as promptly as practicable, Parent shall file with the SEC a Registration Statement on Form S-4 (or such other or successor form as shall be appropriate), which complies in form with applicable SEC requirements and shall use commercially reasonable efforts to cause the Registration Statement to become and remain effective as soon thereafter as practicable. The Proxy Statement shall include the recommendation of the Boards of Directors of Parent and Company in favor of the Merger.

6.8    Stockholders’ Meetings.

(a)    Company shall call and hold the Company Stockholders’ Meeting or solicit the written consent of its stockholders as promptly as practicable after the mailing of the Proxy Statement for the purpose of voting upon the approval of this Agreement and the Merger, and Company shall use all reasonable efforts to hold the Company Stockholders’ Meeting or obtain such written consent as soon as practicable after the date hereof. Company shall use all reasonable efforts to solicit from its stockholders proxies (or written consents) in favor of the approval of this Agreement and the Merger and shall take all other commercially reasonable action necessary or advisable to secure the vote or consent of stockholders required by TBCA to obtain such approval. The Company shall take all other action reasonably necessary or advisable to promptly and expeditiously secure any vote or consent of stockholders required by applicable Law and its Articles of Incorporation and Bylaws to effect the Merger.

(b)    (i) The Board of Directors of Company shall unanimously recommend that Company’s stockholders vote in favor of and adopt and approve this Agreement and the Merger; (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of Company has unanimously recommended that Company’s stockholders vote in favor of and adopt and approve this Agreement and the Merger; and (iii) neither the Board of Directors of Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of the Board of Directors of Company that Company’s stockholders vote in favor of and adopt and approve this Agreement and the Merger.

(c)    Parent shall call and hold the Parent Stockholders’ Meeting of its stockholders as promptly as practicable after the mailing of the Proxy Statement for the purpose of voting upon the approval of this Agreement and the Merger. Parent shall use all reasonable efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the Merger and shall take all other commercially reasonable action necessary or advisable to secure the vote of stockholders required by DGCL to obtain such approval. Parent shall take all other action reasonably necessary or advisable to promptly and expeditiously secure any vote of stockholders required by applicable Law and its Certificate of Incorporation and Bylaws to effect the Merger.

(d)    (i) The Board of Directors of Parent shall recommend that Parent’s stockholders vote in favor of and adopt and approve this Agreement and the Merger; (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of Parent has recommended that Parent’s stockholders vote in favor of and adopt and approve this Agreement and the Merger; and (iii) neither the Board of Directors of Parent nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Company, the recommendation of the Board of Directors of Parent that Parent’s stockholders vote in favor of and adopt and approve this Agreement and the Merger.

6.9    Company Benefit Plans. At Parent’s election, Company shall terminate, effective as of the day immediately preceding the Effective Time, any and all benefit plans sponsored or maintained by Company, including but not limited to Company’s 401(k) plan. In such event, Parent shall receive from Company evidence that Company’s plan(s) and / or program(s) have been terminated pursuant to resolutions of Company’s Board of Directors (the form and substance of such resolutions shall be subject to review and approval of Parent), effective as of the day immediately preceding the Effective Time.

6.10    Section 280G. The Company shall (i) promptly submit for approval by its stockholders by the requisite vote any payments or benefits that may be deemed to constitute “parachute payments” pursuant to Section 280G of the Code, such that all such payments and benefits shall not be deemed to be “parachute payments” pursuant to Section 280G of the Code or shall be exempt from such treatment under such Section 280G, or (ii) deliver to Parent evidence satisfactory to Parent that a stockholder vote was held in conformance with Section 280G and the regulations thereunder, or that such requisite stockholder approval has not been obtained with respect to any payment or benefit that may be deemed to constitute a “parachute payment” within the meaning of Section 280G of the Code and, as a consequence, that such “parachute payment” shall not be made or provided.

6.11    Regulatory Approvals. Each Party will promptly execute and file, or join in the execution and filing, of any application, notification or any other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, which may be reasonably required, or which Parent may reasonably request, in connection with the consummation of the Merger or any other transactions contemplated by this Agreement or any Company Ancillary Agreement. Company will use commercially reasonable efforts to obtain, and to cooperate with Parent to promptly obtain, all such authorizations, approvals and consents.

6.12    Tax Free Reorganization. Each Party will cooperate and take commercially reasonable actions as may be necessary to qualify the Merger as a “reorganization” within the meaning of the Code.

6.13    Affiliates Agreements. Upon the execution of this Agreement, Company shall deliver or cause to be delivered to Parent from each of the Company Stockholders identified on Schedule 3.12, an executed Affiliates Agreement, in the form attached hereto as Exhibit A. Parent shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by Affiliates of Company pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of the Affiliates Agreement.

6.14    Lock-up Agreements. Prior to the Effective Time, each Company Stockholder identified on Schedule 3.14 shall execute and deliver a Lock-Up Agreement to Parent in the form attached hereto as Exhibit C.

6.15    Listing of Additional Shares. Prior to issuance, Parent shall file with NASDAQ a Notification Form for Listing of Additional Shares covering the shares of Parent Common Stock issuable upon conversion of the Company Common Stock in the Merger.

6.16    Company Financial Statements. Company has delivered to Parent audited financial statements with unqualified opinions prepared in accordance with GAAP applied on a basis consistent with Company’s previously annual audited consolidated financial statements for the Company’s fiscal year ended June 30, 2003. In addition, Company shall deliver to Parent three business days prior to Closing, Company’s Closing Balance Sheet.

6.17    FIRPTA Compliance. Company shall provide a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligation under Treas. Reg. Section 1.1445-2(c)(3).

6.18    HSR Act. To the extent applicable, as soon as may be reasonably practicable, Company (and any applicable Company Stockholder) and Parent shall use best efforts to cause to be filed any pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties. Company (and any applicable Company Stockholder) and Parent each shall promptly (a) supply the others with any information which reasonably may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate; provided, however, that Parent shall not be required to agree to any divestiture by Parent or Company or any of Parent’s affiliates of capital stock or of any business, assets or property of Parent or its affiliates or of Company or its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, property and stock. Parent shall pay all costs and expenses (including filing fees and reasonable attorneys fees) for any filings required under the HSR Act.

6.19    Options and Severance Payments. Company shall have provided all holders of Company Options the required notice of termination and all Company Options shall have been properly cancelled. In addition, Company shall have made all required or owed severance payments, consistent with past practices as set forth on Schedule 6.19, and delivered to Parent executed releases and waivers for all employees of Company who have received such severance payments who have not received offer letters from Parent or Merger Sub.

6.20    Certain Actions to be Taken. Company shall take the actions as set forth on Schedule 6.20.

SECTION 7

7.    Post-Closing Covenants. With respect to the period following the Effective Time of the Merger:

7.1    Option Grants. Parent agrees to grant that number of options to purchase Parent Common Stock to certain employees of the Company who continue as employees of Merger Sub or Parent such that the total aggregate number of options granted pursuant to this Section 7.1 shall be 125,000 shares of Parent Common Stock. Parent, subject to the Company’s Board of Directors’ mutual consent, shall allocate these options among those employees of Company who will continue as employees with Parent or Merger Sub. Such options will be granted with an exercise price equal to the fair market value of Parent Common Stock on the date of grant. Such options will vest twenty-five percent (25%) on the date that is one (1) year after the Closing Date and twenty-five percent (25%) on each anniversary thereafter, subject to the optionees continued employment with Parent (or Merger Sub).

7.2    Board of Directors. As promptly as practicable after the Closing Date, Parent agrees to use its best efforts to cause Michael E. Hoskins to be elected to Parent’s Board of Directors, pursuant to Parent’s Certificate of Incorporation and Bylaws.

SECTION 8

8.    Conditions to Obligations to Close.

8.1    Conditions to Parent’s and Merger Sub’s Obligation to Close. The obligations of Parent and Merger Sub to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(a)    the representations and warranties set forth in Section 4 above shall be true and correct as of the date of this Agreement and as of the Closing with the same force and effect as if then made, except to the extent that such representations and warranties refer to a specific date, in which case such representations and warranties shall have been true and correct as of such specified date; provided, however, this Section 8.1(a) shall be deemed to be satisfied so long as any failures of such representations and warranties to be so true and correct, in the aggregate, do not constitute a Company Material Adverse Effect as of the Closing (it being understood that, for purposes of determining the accuracy of the representations and warranties of the Company, all “Material Adverse Effect” qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded);

(b)    Company shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(c)    no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect materially and adversely the right of Parent to control Company following the Effective Time of the Merger, or (D) affect materially and adversely the right of Company to own its assets (including without limitation its intellectual property assets) and to operate its businesses (and no such injunction, judgment, order, decree, ruling or charge shall be in effect) and no law, statute, ordinance, rule, regulation or order shall have been enacted, enforced or entered which has caused any of the effects under clause (A), (B), (C), or (D) of this Section 8.1(c) to occur;

(d)    the President and the Secretary of Company shall have delivered to Parent a certificate to the effect that each of the conditions specified above in 8.1(a) to 8.1(c) (inclusive), (e), (g), (i), (j), (k), (l), (o), (p), (r), (s), (t) and (w) is satisfied in all respects;

(e)    Company shall have procured all of the consents that will be required to be set forth on Section 4.5(b) of the Company Disclosure Schedule as a result of the representations and warranties set forth in Section 4.5(b) being made either on the date hereof or the date of Closing;

(f)    Company shall provide Parent with certificates of good standing from the secretary of state or other appropriate agency for the State of Texas;

(g)    the Parties shall have received all authorizations, consents and approvals of governments and governmental agencies referred to in Section 4.5(b) hereof or disclosed in the Company Schedule;

(h)    Parent shall have received from its tax counsel, Wilson Sonsini Goodrich & Rosati, P.C., an opinion, in the form and substance reasonably acceptable to it, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Tax counsel will be entitled to rely on customary representations and warranties from Parent and Company in rendering its opinion;

(i)    this Agreement and the Merger shall have been approved by the vote of the holders of at least eighty-five percent (85%) of the outstanding Company Common Stock and the holders of no more than five percent (5%) of the outstanding Company Common Stock shall have exercised or be eligible to exercise any appraisal rights with respect to the Merger;

(j)    Parent shall have received an executed Affiliates Agreement in substantially the form attached hereto as Exhibit A from the Company Stockholders listed on Schedule 3.12;

(k)    Parent shall have received an executed Voting Agreement in substantially the form attached hereto as Exhibit B from the Company Stockholders listed on Schedule 3.13;

(l)    Parent shall have received an executed Lock-Up Agreement in substantially the form attached hereto as Exhibit C from the Company Stockholders listed on Schedule 3.14;

(m)    Parent shall have received at least three business days prior to Closing, the Closing Balance Sheet from Company;

(n)    Parent shall have received an opinion of Gray Cary Ware & Freidenrich, LLP, counsel to Company, in the form of Exhibit E attached hereto;

(o)    a Company Material Adverse Effect shall not have occurred;

(p)    with respect to any payments or benefits that may be deemed to constitute “parachute payments” pursuant to Section 280G of the Code, the Company Stockholders shall have (i) approved pursuant to the method provided for in the regulations promulgated under Section 280G of the Code any such “parachute payments” or (ii) shall have voted upon and disapproved such parachute payments, and, as a consequence, such “parachute payments” shall not be made or provided for in any manner;

(q)    at least seventy-five percent (75%) of the employees of Company identified on Schedule 8.1(q) shall be employees of Company as of the Closing Date and shall have accepted employment with either Merger Sub or Parent contingent upon the Closing;

(r)    Company shall have provided all holders of Company Options the required notice of termination and all Company Options shall have been properly cancelled;

(s)    Company shall have made all required or owed severance payments, consistent with past practices and as set forth on Schedule 6.19, and delivered to Parent executed releases and waivers for all employees of Company who have received such severance payments and not received offer letters from Parent or Merger Sub;

(t)    Company shall have properly taken the actions set forth on Schedule 6.20 and shall have properly caused, at the earliest possible date, the termination (such termination to include a release and waiver) of those provisions contained in any agreement, contract or commitment providing any other party rights regarding the ability to enter into a Third Party Transaction or to receive notice regarding a Third Party Transaction, or providing for third party use of any domain names registered by the Company, its subsidiaries or its employees on behalf of the Company or its subsidiaries;

(u)    the Registration Statement shall have been declared effective and shall be effective at the Effective Time, and no stop order suspending effectiveness shall have been issued and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing and all necessary approvals under state securities laws and the Act or the Exchange Act relating to the issuance or trading of Parent Common Stock shall have been received;

(v)    the agreement between the Company and David Inbar shall have been terminated and David Inbar shall have provided a release and waiver in conjunction with such termination as well as an assignment of intellectual property rights to Parent in a form reasonably satisfactory to Parent and containing a non-solicitation provision;

(w)    Company shall have obtained continued coverage for its errors and omissions policy issued by Indian Harbor Insurance Company for a period of one year from the Effective Time;

(x)    if applicable, all waiting periods under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby have been obtained;

(y)    Company shall have properly terminated all pension plans;

(z)    each agreement between Company and independent contractors shall have been terminated and Company shall have used its best efforts to obtain a release and waiver in conjunction with such termination in a form reasonably satisfactory to Parent;

(aa)    Company shall have delivered to Parent written extensions for its current real property leases;

(bb)    Company shall have delivered to Parent executed agreements for each current employee of Company that (i) vests title to Company of all Technology, including all accompanying Intellectual Property Rights, created by employees, consultants or contractors in the scope of their service or employment for the Company and (ii) protect Trade Secrets of the Company; and

Parent may waive any condition (in whole or in part) specified in this Section 8.1 if it executes a writing so stating at or prior to the Closing.

8.2    Conditions to Company’s Obligation. The obligation of Company to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a)    the representations and warranties set forth in Section 5 above shall be true and correct as of the date of this Agreement and as of the Closing with the same force and effect as if then made, except to the extent that such representations and warranties refer to a specific date, in which case such representations and warranties shall have been true and correct as of such specified date; provided, however, this Section 8.2(a) shall be deemed to be satisfied so long as any failures of such representations and warranties to be so true and correct, in the aggregate, do not constitute a Parent Material Adverse Effect as of the Closing (it being understood that, for purposes of determining the accuracy of the representations and warranties of the Parent, all “Material Adverse Effect” qualifications and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded).

(b)    Parent and Merger Sub shall have performed and complied with all of their respective covenants hereunder in all material respects through the Closing Date;

(c)    a duly authorized officer of Parent and Merger Sub shall have delivered to Company a certificate to the effect that each of the conditions specified above in Section 8.2(a), (b), (h) and (j) are satisfied in all respects;

(d)    The Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and Company shall have received from its tax counsel, Gray Cary Ware & Freidenrich, LLP, an opinion, in the form and substance reasonably acceptable to it, to that effect; provided, that if Gray Cary Ware & Freidenrich, LLP is unable to deliver such opinion, the delivery of a substantially similar opinion to Parent from Wilson Sonsini Goodrich & Rosati, PC shall satisfy this condition. Tax counsel will be entitled to rely on customary representations and warranties from Parent and Company in rendering its opinion;

(e)    Parent or Merger Sub shall have delivered offer letters for “at-will” employment to Michael E. Hoskins, Darrell G. Blandford, and Gregory E. Grosh.

(f)    the Registration Statement shall have been declared effective and shall be effective at the Effective Time, and no stop order suspending effectiveness shall have been issued and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing and all necessary approvals under state securities laws and the Act or the Exchange Act relating to the issuance or trading of Parent Common Stock shall have been received;

(g)    if applicable, all waiting periods under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early and all material foreign antitrust approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby have been obtained; and

(h)    no third party action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement and (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling or charge shall be in effect) and no law, statute, ordinance, rule, regulation or order shall have been enacted, enforced or entered which has caused any of the effects under clause (A) or (B) of this Section 8.1(c) to occur; provided, however, that in no event shall any of the foregoing apply if in any way related to a Third Party Transaction involving the Company and, in the event any such event shall occur, the Closing shall occur immediately upon final determination or adjudication;

(i)    Parent shall have received an opinion of Wilson Sonsini Goodrich & Rosati, P.C., counsel to Company, as to the valid issuance of the Stock Merger Consideration;

(j)    a Parent Material Adverse Effect shall not have occurred;

(k)    one hundred percent (100%) of the employees of Company identified on Schedule 8.1(q) shall have received offers of employment with either Merger Sub or Parent contingent upon the Closing with salaries comparable to what such employees are currently receiving from Company, which are not substantially different from the employee’s prior annual salary; and

(l)    Company shall have received a preliminary copy or, if available, a final copy of Parent’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003.

Company may waive any condition (in whole or in part) specified in this Section 8.2 if it executes a writing so stating at or prior to the Closing.

SECTION 9

9.    Survival of Representations, Warranties and Covenants; Escrow.

9.1    Survival of Representations and Warranties of Company. All covenants of Company to be performed prior to the Effective Time of the Merger, and all representations and warranties of Company in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger for a period of twelve (12) months from the Effective Time of the Merger; provided however, that (i) the representations and warranties shall survive past such twelve (12) month period in the event that Parent delivers an Officer Certificate (defined below) for the satisfaction of any claims from the One Year Escrow Fund or if Parent notifies the Agent (as defined herein) that Parent reasonably believes it is likely to incur Losses (as defined herein) as a result of a breach or inaccuracy in any of the representations, warranties or covenants of Company or Principal Stockholders during the twelve (12) month period following the Effective Time, (ii) the representations and warranties of the Company set forth in Sections 4.3 (Capitalization) and 4.15 (Taxes) of this Agreement shall survive until the expiration of the applicable statutes of limitation and (iii) the representations and warranties of the Company set forth in Section 4.17 (Intellectual Property) of this Agreement shall survive for a period of three years following the Effective Time. The representations and warranties of the Principal Stockholders set forth in Section 4.17A shall survive the Merger for a period of twenty four (24) months from the Effective Time of the Merger. The Company acknowledges that Parent is entitled to rely on the representations and warranties made by the Company regardless of any independent investigation or diligence efforts by Parent.

9.2    Survival of Representation and Warranties. All covenants of Parent and Merger Sub to be performed prior to the Effective Time of the Merger, and all representations and warranties of Parent in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger for a period of twelve (12) months from the Effective Time of the Merger, provided, however, that the representations and warranties shall survive past such twelve (12) month period in the event that Agent (as defined above) notifies the Parent that Company Stockholders reasonably believe they are likely to incur Losses (as defined herein) as a result of a breach or inaccuracy in any of the representations, warranties or covenants of Parent during the twelve (12) month period following the Effective Time. Parent acknowledges that Company and its stockholders, including, without limitation, the Principal Stockholders, are entitled to rely on the representations and warranties made by the Parent regardless of any independent investigation or diligence efforts by Company or the Principal Stockholders.

9.3    Escrow Arrangements; Indemnification by Company .

(a)    Escrow Funds. As soon as practicable after the Effective Time, Parent will deposit the One Year Escrow Amount and the Three Year Escrow Amount, without any act of any Company Stockholder, with Computershare Trust Company, Inc., as Escrow Agent, such deposit to constitute the One Year Escrow Fund and the Three Year Escrow Fund to be governed by the terms set forth herein. The Parties agree that the cost and expense of operating the One Year Escrow Fund and the Three Year Escrow will be paid by the Parent, including the Escrow Agent fees as provided to the Parent. Pursuant to Section 3.8 hereof, each holder of Company Common Stock shall contribute to the One Year Escrow Fund an amount equal to twelve and one-half percent (12.5%) of the Merger Consideration which such holder would otherwise be entitled to receive under Section 3.1 and the Principal Stockholders shall contribute to the Three Year Escrow Fund an amount equal to such holder’s pro rata portion of the Three Year Escrow Fund and such amounts shall be withheld by Parent from the distribution of the Merger Consideration and deposited with the Escrow Agent. Except for a claim arising under Section 3.5 hereof, Parent and its Affiliates may not receive any amounts from the One Year Escrow Fund unless and until Officer’s Certificates (as defined in Section 9.3(e) below) identifying Losses, the aggregate amount of which exceeds $175,000, have been delivered to the Escrow Agent as provided in Section 9.3(e) (there shall not be any such threshold with respect to Losses incurred, suffered or accrued as a result of a breach or inaccuracy in any of the representations or warranties of the Company set forth in Section 4.17 (Intellectual Property) of this Agreement as such Losses relate to the Three Year Escrow Fund). In such case Parent and its Affiliates may thereafter recover from the One Year Escrow Fund the total of its Losses, including the first $175,000. Except to the extent that the Losses resulted from fraud or any willful breach of any representation, warranty or covenant committed by a Company Stockholder or the Company, claims by the Third Persons (as defined below) for Losses shall be satisfied first, from the One Year Escrow Fund or the Three Year Escrow Fund and second, against the Company Stockholders directly.

(b)    Indemnification by Company, Company Stockholders and Principal Stockholders.

(i)    The Company Stockholders shall jointly and severally indemnify and hold harmless Parent and Merger Sub and each of their respective Affiliates, (collectively, the “Third Persons”) for, from and against, and the One Year Escrow Fund shall be available to compensate Parent, Merger Sub and each of their respective Affiliates for, any and all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, diminutions in value of assets, expenses, and fees, including court costs and attorneys’ fees and expenses in connection with any action, suit or proceeding (collectively “Losses”) that Parent, Merger Sub or any of their respective Affiliates has incurred, suffered or accrued by reason of (A) any inaccuracy or breach by Company of any representations or warranties contained herein (including the Company Schedule), (B) any breach or failure to perform by Company of any covenant or agreement of Company contained herein

(including the Company Schedule) or (C) a Balance Sheet Adjustment (but only to the extent the Losses exceed any insurance coverage of Company or Parent, subject to any adjustments for increases in premiums related to the Losses). In addition, the Principal Stockholders shall jointly and severally indemnify and hold harmless the Third Persons, for, from and against, and the Three Year Escrow Fund shall be available to compensate Parent, Merger Sub and each of their respective Affiliates for any Losses that Parent, Merger Sub or any of their respective Affiliates has incurred, suffered or accrued by reason of any inaccuracy or breach by Company of any representations or warranties contained in Section 4.17 hereof (including the Company Schedule).

(ii)    In addition, the Principal Stockholders shall also jointly and severally indemnify and hold harmless Parent and Merger Sub and each of their respective Affiliates for, from and against, any Losses that Parent, Merger Sub or any of their respective Affiliates has incurred, suffered or accrued by reason of any inaccuracy or breach by the Principal Stockholders of the representations and warranties made by such Principal Stockholders in Section 4.17A of this Agreement.

(iii)    Notwithstanding anything to the contrary set forth in this Agreement, the liability of each of the Company Stockholders in respect of Losses arising out of any breach of any representation, warranty or covenant on the part of the Company or the Principal Stockholders shall be limited to a dollar amount equal to the aggregate proceeds received by such stockholder (including such stockholder’s pro rata portion of the One Year Escrow Amount and the Three Year Escrow Amount). In addition, nothing herein shall limit the liability of the Company or the Principal Stockholders for any breach of any representation, warranty or covenant contained in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement if the Merger does not close.

(c)    Escrow Period; Distribution upon Termination of Escrow Periods. Subject to the following requirements, the One Year Escrow Fund shall remain in existence during the period following the Closing for twelve (12) months (the “One Year Escrow Period”) and the Three Year Escrow Fund shall remain in existence during the period following the Closing for thirty-six (36) months (the “Three Year Escrow Period”). Upon expiration of the One Year Escrow Period, a portion of the remaining One Year Escrow Fund shall be released from One Year Escrow to the appropriate persons, who, immediately prior to the Merger, were stockholders of the Company, in an amount equal to the remaining One Year Escrow Fund less an amount equal to such portion of the One Year Escrow Fund is necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate theretofore delivered to the Escrow Agent prior to the end of the One Year Escrow Period, which amount shall remain in the One Year Escrow Fund (and the One Year Escrow Fund shall remain in existence) until such claims have been resolved. Upon expiration of the Three Year Escrow Period, a portion of the remaining Three Year Escrow Fund shall be released from Escrow to the appropriate persons, who, immediately prior to the Merger, were stockholders of the Company, in an amount equal to the remaining Three Year Escrow Fund less an amount equal to such portion of the Three Year Escrow Fund is necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate theretofore delivered to the Escrow Agent prior to the end of the Three Year Escrow Period, which amount shall remain in the Three Year Escrow Fund (and the Three Year Escrow Fund shall remain in existence) until such claims have been resolved. As soon as all such claims have been resolved (such resolution to be evidenced by the written agreement of Parent and Agent (as defined below) or the written decision of the arbitrators as described in Section 9.3(g)), the Escrow Agent shall deliver to the appropriate persons who, prior to the Merger, were stockholders of Company the remaining portion of the One Year Escrow Fund or the Three Year Escrow Fund not required to satisfy such claims. Deliveries of One Year Escrow Amount and the Three Year Escrow Amount to the stockholders of Company pursuant to this Section 9.3(c) and Section 9.3(e)(i) shall be made in proportion to their respective original contributions to the One Year Escrow Fund or the Three Year Escrow Fund, as calculated by the Agent (as defined below).

(d)    Protection of One Year Escrow Fund and the Three Year Escrow Fund. The Escrow Agent shall hold and safeguard the One Year Escrow Fund and the Three Year Escrow Fund during the One Year Escrow Period and the Three Year Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and shall hold and dispose of the One Year Escrow Fund and the Three Year Escrow Fund only in accordance with the terms hereof. The Escrow Agent shall deposit the Cash Consideration of the One Year Escrow Fund in an interest bearing account. For tax purposes, any interest earned on the cash in the One Year Escrow Fund shall be treated as income of the Company Stockholders.

(e)    Distributions; Claims Upon One Year Escrow Fund and the Three Year Escrow Fund.

(i)    Upon receipt by the Escrow Agent at any time on or before the last day of the One Year Escrow Period or the Three Year Escrow Period of a certificate signed by any officer of Parent (an “Officer’s Certificate”): (A) stating that Parent has incurred or suffered and paid or properly accrued Losses, or anticipates in good faith that it may have to pay, incur, suffer or accrue Losses based on, in the case of a third party claim, an independent written assertion of a claim from such third party (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was incurred or suffered and paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or claim, or in the case of anticipated losses, reserved within, to which such item is related, and (C) indicating, in Parent’s sole discretion, the total amount and breakdown of cash and shares of Parent Common Stock (including the calculation of the number of shares, if any) to be disbursed to Parent out of the One Year Escrow Fund or the Three Year Escrow Fund to satisfy the Losses in the proportion that cash and shares of Parent Common Stock were contributed to the One Year Escrow Fund or the Three Year Escrow Fund, the Escrow Agent shall, subject to the provisions of Section 9.3(f) hereof, deliver to Parent out of the One Year Escrow Fund or the Three Year Escrow Fund as directed by Parent, as promptly as practicable, such amounts held in the One Year Escrow Fund or the Three Year Escrow Fund equal to such Losses. For the purpose of determining the number of shares of Parent Common Stock, if any, to be delivered to Parent out of the One Year Escrow Fund or the Three Year Escrow Fund pursuant to this Section, each share of Parent Common Stock shall have a value equal to the greater of $5.30 or the last sale price of one share of Parent Common Stock as reported on the Nasdaq National Market on the date the Officer’s Certificate is delivered.

(ii)    In the event Parent, Merger Sub or one of their respective Affiliates incurs, suffers, pays, accrues or anticipates in good faith that it may have to pay, incur, suffer or accrue Losses and any of Michael E. Hoskins, Darrell G. Blandford or Gregory E. Grosh

are at such time employees of Parent or Merger Sub (to the extent such individuals are employees of Parent or Merger Sub they shall be defined herein as “Participating Stockholders”), then Parent shall promptly notify one of the Participating Stockholders of such Losses or anticipated Losses. In the event that none of Michael E. Hoskins, Darrell G. Blandford or Gregory E. Grosh are employees of Parent or Merger Sub at the time such notification would occur, Parent will notify Agent of such Losses or anticipated Losses. Parent and such Participating Stockholder shall work together to address or resolve such Losses and such Participating Stockholder shall, in his role as an employee of Parent or Merger Sub, be given the opportunity to participate in the resolution of such Losses; provided, however, that the Chief Financial Officer of Parent shall have ultimate control and decision making authority over the entire process of resolving any such Losses but in any case will use all commercially reasonable efforts to obtain the best resolution while minimizing such Losses. In addition, to the extent Parent, Merger Sub or one of their respective Affiliates pays, incurs, suffers, accrues or anticipates in good faith that it may have to pay, incur, suffer, or accrue Losses and any of the Participating Stockholders becomes aware of such potential Loss, such Participating Stockholder shall be obligated to promptly notify the Chief Financial Officer of Parent of such potential Loss.

(f)    Objections to Claims. At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Agent and for a period of ten (10) business days after such delivery the Escrow Agent shall make no delivery to Parent of any One Year Escrow Amount or Three Year Escrow Amount or specified in such Officer’s Certificate unless the Escrow Agent shall have received written authorization from the Agent to make such delivery. After the expiration of such ten (10) day period, the Escrow Agent shall make delivery of an amount from the One Year Escrow Fund or the Three Year Escrow Fund in accordance with such Officer’s Certificate and Section 9.3(e) hereof, provided that no such payment or delivery may be made if the Agent shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such ten (10) business day period.

(g)    Resolution of Conflicts; Arbitration.

(i)    In case the Agent shall so object in writing to any claim or claims made in any Officer’s Certificate, the Agent and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Agent and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute amounts from the One Year Escrow Fund and the Three Year Escrow Fund in accordance with the terms thereof.

(ii)    If no such agreement can be reached after good faith negotiation, either Parent or the Agent may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three (3) arbitrators. Parent and the Agent shall each select one (1) arbitrator, and the two (2) arbitrators so selected shall select a third arbitrator. Each arbitrator shall have at least ten years experience in the software industry and must have a college degree in computer engineering or substantially equivalent academic training. The arbitrators shall, within ten (10) business days after the last day of any hearings on any motion, issue a definitive ruling on such motion. The arbitrators shall also, within twenty (20) business days from the last day of any hearings regarding the imposition of sanctions or the issuance of any awards, issue a definitive ruling on the imposition of any such sanctions or the issuance of any such award in such arbitration. The arbitrators shall also establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys fees and costs, to the same extent as a court of competent law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the three (3) arbitrators as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 9.3(f) hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the One Year Escrow Fund or the Three Year Escrow Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrators. In the event that the Escrow Agent has not received evidence of resolution under either Section 9.3(g)(i) or this Section 9.3(g)(ii), Escrow Agent shall continue to hold the One Year Escrow Funds and the Three Year Escrow Fund in accordance herewith.

(iii)    Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Austin, Texas under the rules then in effect of the American Arbitration Association. The non-prevailing party of arbitration pursuant to this Section 9.3(g) shall pay the fees and expenses of each party to such arbitration, as well as the fees of each arbitrator and the administrative fee of the American Arbitration Association.

(h)    Agent of the Stockholders; Power of Attorney.

(i)    In the event that the Merger is approved by the stockholders of Company, effective upon such vote, and without further act of any stockholder, Darrell Blandford is appointed as agent and attorney-in-fact (together, the “Agent”) for and on behalf of stockholders of Company, to give and receive notices and communications, to authorize delivery to Parent of cash and/or shares from the One Year Escrow Fund and the Three Year Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of Agent for the accomplishment of the foregoing. Such agency may be changed by the stockholders of Company from time to time upon not less than thirty (30) days’ prior written notice to Parent and Escrow Agent; provided that the Agent may not be removed unless holders of a two-thirds interest of the One Year Escrow Amount in the One Year Escrow Fund and a two-thirds interest of the Three Year Escrow Amount in the Three Year Escrow Fund agree to such removal and to the identity of the substituted agent. No bond shall be required of the Agent, and the Agent shall not receive compensation for his or her services. Notices or communications to or from the Agent shall constitute notice to or from each of the stockholders of Company.

(ii)    The Agent shall not be liable for any act done or omitted hereunder as Agent while acting in good faith and in the exercise of reasonable judgment. The stockholders of Company on whose behalf the One Year Escrow Amount or Three Year Escrow Amount was contributed to the One Year Escrow Fund and the Three Year Escrow Fund shall severally indemnify the Agent and hold the Agent harmless against any loss, liability or expense incurred without negligence or bad faith on the part of the Agent and arising out of or in connection with the acceptance or administration of the Agent’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Agent.

(i)    Actions of the Agent. A decision, act, consent or instruction of the Agent shall constitute a decision of all the stockholders for whom a portion of the One Year Escrow Amount otherwise issuable to them is deposited in the One Year Escrow Fund or of the Three Year Escrow Amount otherwise issuable to them is deposited in the Three Year Escrow Fund and shall be final, binding and conclusive upon each of such stockholders, and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Agent as being the decision, act, consent or instruction of each every such stockholder of Company. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Agent.

(j)    Third-Party Claims. In the event Parent becomes aware of a third-party claim which Parent believes may result in a demand against the One Year Escrow Fund or the Three Year Escrow Fund, Parent shall notify the Agent of such claim, and the Agent and the stockholders of Company who have monies in the One Year Escrow Fund or the Three Year Escrow Fund shall be entitled, at their expense, to participate in any defense of such claim. Parent shall have the right in its sole discretion to settle any such claim; provided, however, that except with the consent of the Agent, no settlement of any such claim with third-party claimants shall alone be determinative of the amount of any claim against the One Year Escrow Fund or the Three Year Escrow Fund. In the event that the Agent has consented to any such settlement, the Agent shall have no power or authority to object under any provision of this Section 9 to the amount of any claim by Parent against the One Year Escrow Fund or the Three Year Escrow Fund with respect to such settlement to the extent that such amount is consistent with the terms of such settlement. In the event of a third-party claim, the Parent shall have no obligation to notify the Participating Stockholders as set forth in Section 9.3(e)(ii) above.

(k)    Escrow Agent’s Duties.

(i)    The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth in this Section 9.3 and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Agent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

(ii)    The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(iii)    The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(iv)    The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

(v)    The Escrow Agent may resign as Escrow Agent at any time with or without cause by giving at least thirty (30) days’ prior written notice to each of Parent and the Agent, such resignation to be effective thirty (30) days following the date such notice is given. In addition, Parent and Agent may jointly remove the Escrow Agent as escrow agent at any time with or without cause, by an instrument (which may be executed in counterparts) given to the Escrow Agent, which instrument shall designate the effective date of such removal. In the event of any such resignation or removal, a successor escrow agent which shall be a bank or trust company organized under the laws of the United States of America or any state thereof having a combined capital and surplus of not less than $100,000,000, shall be appointed by Parent with the approval of Agent, which approval shall not be unreasonably withheld. Any such successor escrow agent shall deliver to Parent and the Agent a written instrument accepting such appointment, and thereupon it shall succeed to all the rights and duties of the Escrow Agent hereunder and shall be entitled to receive the One Year Escrow Fund and the Three Year Escrow Fund. Thereafter, the predecessor Escrow Agent shall be discharged for any further duties and liabilities under this Agreement.

(vi)    The Escrow Agent will not be responsible for the validity or sufficiency of this Agreement. In all questions arising under this Agreement, the Escrow Agent may rely on the advice or opinion of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice, the Escrow Agent will not be liable to anyone. The Escrow Agent will not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to it.

(vii)    In the event conflicting demands are made or conflicting notices are served upon the Escrow Agent with respect to the One Year Escrow Fund or the Three Year Escrow Fund, the Escrow Agent will have the absolute right, at the Escrow Agent’s election, to do either or both of the following: (i) resign so a successor escrow agent can be appointed pursuant to Section 9.3(k); or (ii) give written notice to the other parties that it has received conflicting instructions from Parent and the Agent and is refraining from taking action until it receives instructions consented to in writing by both Parent and Agent.

(viii)    Each party to this Agreement other than the Escrow Agent (each an “Indemnifying Party” and together the “Indemnifying Parties”), hereby jointly and severally covenants and agrees to reimburse, indemnify and hold harmless Escrow Agent, the Escrow Agent’s officers, directors, employees, counsel and agents (severally and collectively included for these purposes in the definition of Escrow Agent), from and against any loss, damage, liability or loss suffered, incurred by, or asserted against Escrow Agent (including amounts paid in settlement of any action, suit, proceeding, or claim brought or threatened to be brought and including reasonable expenses of legal counsel) arising out of, in connection with or based upon, any act or omission by Escrow Agent (not involving gross negligence, willful misconduct or fraud on Escrow Agent’s part) relating in any way to this Agreement or the Escrow Agent’s services hereunder. Anything in this Agreement to the contrary notwithstanding, in no event will the Escrow Agent be liable for special, indirect or consequential loss or Losses of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood ofsuch loss or Losses and regardless of the form of action. The aggregate liability of Parent and the Company Stockholders to the Escrow Agent under this indemnity will be limited to the value of the Escrow Amount then in the One Year Escrow Fund or the Three Year Escrow Fund. Any and all amounts to be paid by the Company Stockholders shall be payable only out of the One Year Escrow Fund or the Three Year Escrow Fund.

(ix)    The Escrow Agent shall hold and safeguard the One Year Escrow Fund during the One Year Escrow Period and the Three Year Escrow Fund during the Three Year Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and shall hold and dispose of the One Year Escrow Fund and the Three Year Escrow Fund only in accordance with the terms hereof. All income earned on the cash in the One Year Escrow Fund, if any, shall become part of, and be held as an additional portion of the One Year Escrow Fund. During the term of this Agreement, Parent and Agent shall, from time to time, jointly direct the Escrow Agent in writing as to the investment of the One Year Escrow Fund. In the absence of specific written instructions of Parent and Agent as set forth above, the Escrow Agent shall invest and reinvest the One Year Escrow Fund in money market mutual funds with the Escrow Agent. Investments pursuant to such investment instructions described above shall in all instances be subject to availability (including any time-of-day requirements). In no instance shall the Escrow Agent have any obligation to provide investment advice of any kind. The Escrow Agent shall be authorized at all times and from time to time to liquidate any investment of the One Year Escrow Fund as may be necessary to provide available cash to make any release, disbursement or payment called for under the terms of this Agreement. The Escrow Agent shall have no responsibility or liability for any losses resulting from liquidation of the One Year Escrow Fund (such as liquidation prior to maturity).

9.4    Indemnification by Parent. The Parent shall indemnify and hold harmless the Company Stockholders for, from and against, any and all Losses that Company Stockholders or any one of them has incurred, suffered or accrued by reason of (A) any inaccuracy or breach by Parent of any representations or warranties contained herein, (B) any breach or failure to perform by Parent of any covenant or agreement of Parent contained herein. Notwithstanding anything to the contrary set forth in this Agreement, the liability of Parent in respect to any Losses that Company Stockholders incur as a result of any breach of any representation, warranty or covenant on the part of the Parent shall be limited to a dollar amount equal to the aggregate proceeds received by such Company Stockholder claiming the Losses. In addition, nothing herein shall limit the liability of Parent for any breach of any representation, warranty or covenant contained in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement if the Merger does not close.

SECTION 10

10.    Termination.

10.1    Termination of the Agreement. Certain of the Parties may terminate this Agreement as provided below:

(a)    Parent and Company may terminate this Agreement at any time prior to the Closing as to all Parties by mutual written consent at any time prior to the Closing;

(b)    Parent and Merger Sub may terminate this Agreement by giving written notice to Company at any time prior to the Closing (i) in the event the Company or the Principal Stockholders have breached any representation, warranty, or covenant contained in this Agreement, or if the representation or warranty of the Company or the Principal Stockholders shall have become untrue, in either case such that the conditions set forth in 8.1(a) or 8.1(b) would not be satisfied as of the time of such breach or as of the time such representation and warranty shall have become untrue, provided that if such inaccuracy in the Company’s or the Principal Stockholders’ representations and warranties or breach by the Company or the Principal Stockholders is curable by the Company or the Principal Stockholders through the exercise of commercially reasonable efforts within ten (10) business days (the “Cure Period”), then Parent may not terminate this Agreement under Section 10.1(b) prior to the expiration of the Cure Period (it being understood that Company or Principal Stockholders shall promptly notify Parent of any breach or inaccuracy and that Company and Principal Stockholders shall continue to exercise commercially reasonable efforts to cure such breach) or (ii) if the Closing shall have failed to occur on or before January 31, 2004 (unless the failure results primarily from Parent itself breaching any representation, warranty, or covenants contained in this Agreement);

(c)    Prior to the Closing, Parent and Merger Sub may terminate this Agreement immediately if (i) the Board of Directors of Company shall have withdrawn or modified its recommendation of this Agreement or the Merger or shall have resolved to do any of the foregoing, (ii) Company or any of its Affiliates have breached or otherwise failed to comply with any provision of Section 6.6 or (iii) the stockholders of Parent do not approve the Merger.

(d)    Prior to the Closing, Parent and Merger Sub may terminate this Agreement if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental Entity, which would: (i) prohibit Parent’s or Company’s ownership or operation of all or any portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate all or a portion of the business or assets of the Company or Parent as a result of the Merger.

(e)    Company may terminate this Agreement by giving written notice to Parent at any time prior to the Closing (i) in the event Parent has breached any representation, warranty, or covenant contained in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 8.2(a) or 8.2(b) would not be satisfied as of the time of such beach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in the representations or warranties of Parent or breach by Parent, as applicable, is curable by Parent, as applicable, within the Cure Period through the exercise of its commercially reasonable efforts, then the Company may not terminate this Agreement under this Section 10.1(e) prior to the expiration of Cure Period (it being understood that Parent shall promptly notify Company of any breach or inaccuracy and that Parent shall continue to exercise commercially reasonable efforts to cure such breach and Company has notified Parent of the breach) or (ii) if the Closing shall not have occurred on or before January 31, 2004, by reason of the failure of any condition precedent under Section 8.2 hereof (unless the failure results primarily from Company breaching any representation, warranty, or covenants contained in this Agreement).

10.2    Effect of Termination. If any Party terminates this Agreement pursuant to Section 10.1 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party; provided, however, that each Party hereto shall remain liable for any willful breach of any representation, warranty, covenant or other provision of this Agreement that occurs prior to the Agreement’s termination; and provided further, however, that the provisions of Sections 6.4(b), 6.4(c), 10.3 and 11 shall survive termination.

10.3    Transaction Expenses. Whether or not the Merger is consummated, each Party will bear its own costs and expenses (including legal and accounting fees and expenses and any investment banking or advisory fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby (collectively, the “Transaction Expenses”). The Company’s Transaction Expenses shall be included in the Company’s Closing Balance Sheet as an expense and paid by the Company or Merger Sub, post-closing, as appropriate.

SECTION 11

11.    Miscellaneous.

11.1    Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of Parent and Company; provided, however, that Parent may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case Parent will use commercially reasonable efforts to advise the Company prior to making the disclosure).

11.2    No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

11.3    Entire Agreement. This Agreement (including the exhibits hereto) and the Nondisclosure Agreement constitute the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

11.4    Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that Parent may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder.

11.5    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

11.6    Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.7    Notices. All notices and other communications required or permitted hereunder, including any request for approval or consent of Parent required herein, shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) on the same business day if receipt of facsimile transmission is confirmed, or one business day after the business day of facsimile transmission, if delivered by facsimile transmission, and shall be addressed to the intended recipient as set forth below:

If to Parent or Merger Sub:

Pervasive Software Inc.

12365 Riata Trace Parkway, Bldg. B

Austin, Texas 78727

Attention: Michele B. Thompson, Esq.

Facsimile No: 512-231-6092

Copy to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

8911 Capital of Texas Highway

Westech 360, Suite 3350

Austin, Texas 78759

Attention: Brian Beard, Esq.

Facsimile No: 512-338-5499

If to Company:

Data Junction Corporation

2201 Northland Drive

Austin, Texas 78756

Attention: Michael E. Hoskins

Facsimile No: 512-459-1309

Copy to:

Gray Cary Ware & Freidenrich, LLP

1221 S. Mopac Expressway

Suite 400

Austin, Texas 78746

Attention: Jim Montgomery, Esq.

Facsimile No: (512) 457-7001

If to the Principal Stockholders:

Michael E. Hoskins

c/o Lowenberg Group

811 Barton Springs, Ste. 200

Austin, TX 78704

The Hoskins 2003 Charitable Remainder Unitrust with Makeup

c/o Dubois Bryant

700 Lavaca, Suite 800

Austin, TX 78701

Darrell G. Blandford or The Blandford 2003 Charitable Remainder Unitrust with Makeup

c/o Lowenberg Group

811 Barton Springs, Ste. 200

Austin, TX 78704

Gregory E. Grosh or The Gregory E. Grosh Charitable Remainder Unitrust, Gregory E. Grosh Trustee

c/o Austin Asset Management

7200 North Mopac, Suite 315

Austin, TX 78731

Ron S. Dougherty

7011 Inwood Road

Dallas, Texas 75209

If to the Escrow Agent:

Copy to:

Computershare Trust Company, Inc.

350 Indiana St., Suite 800

Golden, Colorado 80401

Attention: John Wahl

Facsimile No: (303) 262-0700

If to the Agent:

Darrell G. Blandford

c/o Lowenberg Group

811 Barton Springs, Ste. 200

Austin, TX 78704

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties ten (10) days’ advance written notice to the other parties pursuant to the provisions above.

11.8    Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

11.9    Forum Selection; Consent to Jurisdiction. Subject to Section 9.3(g), all disputes arising out of or in connection with this Agreement shall be solely and exclusively resolved by a court of competent jurisdiction in the State of Texas. The Parties hereby consent to the jurisdiction of the district courts in Travis County, Texas and waive any objections or rights as to forum nonconvenience, lack of personal jurisdiction or similar grounds with respect to any dispute relating to this Agreement.

11.10    Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Parent and Company. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence.

11.11    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

11.12    Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

11.13    Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

11.14    Attorneys’ Fees. If any legal proceeding or other action relating to this Agreement is brought or otherwise initiated, the prevailing party shall be entitled to recover reasonable attorneys fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

11.15    Waiver of Jury Trial. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

Company:

Data Junction Corporation

By:	/S/ Michael E. Hoskins
Michael E. Hoskins, President

SIGNATURE PAGE TO MERGER AGREEMENT

Principal Stockholders:

By:	/S/ Michael E. Hoskins
Michael E. Hoskins

The Hoskins 2003 Charitable Remainder Unitrust with Makeup

By:	/S/ Michele Mobley
Name:	Michele Mobley
Title:	Independent Special Trustee

Address for Notices:

SIGNATURE PAGE TO MERGER AGREEMENT

Principal Stockholders:

By:	/S/ Darrell G. Blandford
Darrell G. Blandford

The Blandford 2003 Charitable Remainder Unitrust with Makeup

By:	/S/ Louise D. Belli
Name:	Louise D. Belli
Title:	Trustee

Address for Notices:

SIGNATURE PAGE TO MERGER AGREEMENT

Principal Stockholders:

By:	/S/ Gregory E. Grosh
Gregory E. Grosh

The Gregory E. Grosh Charitable Remainder Unitrust, Gregory E. Grosh Trustee

By:	/S/ Gregory E. Grosh
Name:	Gregory E. Grosh
Title:	Trustee

Address for Notices:

SIGNATURE PAGE TO MERGER AGREEMENT

Principal Stockholders:

By:	/S/ Ron S. Dougherty
Ron S. Dougherty

SIGNATURE PAGE TO MERGER AGREEMENT

Parent:	Pervasive Software Inc.

	By:	/S/ David Sikora
	Name:	David Sikora
	Title:	President and CEO

Merger Sub:	Ramal Acquisition Corp.

	By:	/S/ David Sikora
	Name:	David Sikora
	Title:	President and CEO

SIGNATURE PAGE TO MERGER AGREEMENT

Escrow Agent:	Computershare Trust Company, Inc.

	By:	/S/ John M. Wahl
	Name:	John M. Wahl
	Title:	Corporate Trust Officer

	By:	/S/ Kellie Gwinn
	Name:	Kellie Gwinn
	Title:	Vice President

SIGNATURE PAGE TO MERGER AGREEMENT

Exhibit A

AFFILIATE AGREEMENT

THIS AFFILIATE AGREEMENT (the “Agreement”) is made and entered into as of August             , 2003, between Pervasive Software Inc., a Delaware corporation (“Parent”), and the undersigned stockholder (“Affiliate”) of Data Junction Corporation, a Texas corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

A.    Pursuant to a Merger Agreement dated as of August             , 2003, by and among Parent, Ramal Acquisition Corp. (“Merger Sub”), Company, certain stockholders of Company, and Computershare Trust Company, Inc., as Escrow Agent (such agreement as it may be amended or restated is hereinafter referred to as the “Merger Agreement”), Parent and Affiliate agreed to execute and deliver an affiliate agreement in the form of this agreement;

B.    Pursuant to the Merger Agreement, Parent has agreed to acquire the outstanding securities of Company pursuant to a statutory merger of Company with and into Merger Sub effected in part through the exchange of each outstanding share of capital stock of Company (the “Company Capital Stock”) into cash and shares of the Parent Common Stock as set forth in the Merger Agreement (the “Merger”);

C.    Affiliate has been advised that Affiliate may be deemed to be an “affiliate” of the Company, as the term “affiliate” is used for purposes of Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), promulgated by the Securities and Exchange Commission (the “Commission”).

D.    The execution and delivery of this Agreement by Affiliate is a material inducement to Parent to enter into the Merger Agreement, and in connection therewith, Affiliate is entering into this Agreement as consideration for Parent entering into such Merger Agreement pursuant to which Affiliate will materially benefit.

E.    As a condition of Affiliate’s employment with Parent, its subsidiaries, affiliates, successors or assigns and in consideration of Affiliate’s receipt of confidential information upon execution of this Agreement and Affiliate’s receipt of the compensation now and hereafter paid to Affiliate by Parent, Affiliate agrees to enter into this Agreement.

NOW, THEREFORE, the parties hereto, in consideration of the foregoing, the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, and intending to be legally bound hereby, agree as follows:

1.    Acknowledgments by Affiliate. Affiliate acknowledges and understands that the representations, warranties and covenants by Affiliate set forth herein shall be relied upon by Parent,

the Company, and their respective affiliates and counsel, and that substantial losses and damages may be incurred by these persons if Affiliate’s representations, warranties or covenants are breached. Affiliate has carefully read this Agreement and the Merger Agreement and has discussed the requirements of this Agreement with Affiliate’s professional advisors, who are qualified to advise Affiliate with regard to such matters.

2.    Beneficial Ownership of Company Capital Stock. Affiliate is the beneficial owner of shares of Company Capital Stock (the “Shares”) as set forth below Affiliate’s signature hereto. The Shares are free and clear of any liens, claims, options, pledges, rights of first refusal, co-sale rights, charges or other encumbrances (collectively, “Liens”). There are no options, warrants, calls, commitments or agreements of any character, written or oral, to which Affiliate is party or by which it is bound obligating Affiliate to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Shares or obligating Affiliate to grant or enter into any such option, warrant, call, right, commitment. Affiliate has the sole right to transfer such Shares. The Shares are not subject to preemptive rights created by any agreement to which Affiliate is party. All shares of Company Capital Stock and common stock of Parent (“Parent Common Stock”) acquired by Affiliate in the Merger shall be subject to the provisions of this Agreement as if held by Affiliate as of the date hereof.

3.    Compliance with Rule 145, Rule 144, and the Securities Act.

(a)    Affiliate has been advised that (i) the issuance of shares of Parent Common Stock in connection with the Merger is expected to be effected pursuant to a registration statement under the Securities Act, and the resale of such shares shall be subject to restrictions set forth in Rule 145 promulgated under the Securities Act, and (ii) Affiliate may be deemed to be an affiliate of the Company. Affiliate accordingly agrees not to sell, transfer or otherwise dispose of any Parent Common Stock issued to Affiliate in the Merger unless (i) such sale, transfer or other disposition is made in conformity with the requirements of Rule 145(d) promulgated under the Securities Act, (ii) such sale, transfer or other disposition is made pursuant to an effective registration statement under the Securities Act or an appropriate exemption from registration, (iii) Affiliate delivers to Parent a written opinion of counsel, reasonably acceptable to Parent in form and substance, that such sale, transfer or other disposition is otherwise exempt from registration under the Securities Act, (iv) such sale, transfer or other disposition is to partners, members or stockholders of Affiliate or (v) an authorized representative of the Commission shall have rendered written advice to Affiliate to the effect that the Commission would take no action, or that the staff of the Commission would not recommend that the Commission take any action, with respect to the proposed disposition if consummated.

(b)    Parent shall give stop transfer instructions to its transfer agent with respect to any Parent Common Stock received by Affiliate pursuant to the Merger and there shall be placed on the certificates representing such Common Stock, or any substitutions therefor, a legend stating in substance:

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE

ISSUED IN A TRANSACTION TO WHICH RULE 145 APPLIES

AND MAY ONLY BE TRANSFERRED IN CONFORMITY

WITH RULE 145(d) OR PURSUANT TO AN EFFECTIVE

REGISTRATION STATEMENT UNDER THE SECURITIES

ACT OF 1933, AS AMENDED, OR IN ACCORDANCE WITH

A WRITTEN OPINION OF COUNSEL, REASONABLY

ACCEPTABLE TO THE ISSUER IN FORM AND SUBSTANCE,

THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION

UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

The legend set forth above shall be removed (by delivery of a substitute certificate without such legend) and Parent shall so instruct its transfer agent, if Affiliate delivers to Parent satisfactory written evidence that the Parent Common Stock has been sold in compliance with Section 3(a) hereof.

(c)    In the event that Affiliate acquires 1.5% or more of the issued and outstanding shares of Parent Common Stock (calculated following the Effective Time (as defined in the Merger Agreement)) pursuant to the Merger Agreement, any Sales (as defined below) by Affiliate shall be effected only in compliance with Rule 144(d) and Rule 144(e) of the Securities Act, as if such holder was an “affiliate” of Parent as such term is defined in Rule 144 of the Securities Act; provided, however, in the event that Affiliate ceases to be an “affiliate” of Parent as such term is defined in Rule 144 of the Securities Act, this Section 3(c) shall terminate and expire upon the later of (i) two (2) years following the date of such Affiliate’s termination of employment with Parent or Merger Sub or (ii) five (5) years from the Effective Time (as defined in the Merger Agreement). “Sale” shall mean the offer, pledge, sale, contract to sell, sale of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant to purchase, loan, or transfer or disposition in any other manner of, directly or indirectly, any Parent Common Stock (or other securities of Parent) or the entering into of any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Parent Common Stock (or other securities of Parent) held by Affiliate.

(d)    Notwithstanding the foregoing, Affiliate may transfer shares of Parent Common Stock held by he, she or it (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (ii) to any trust for the direct or indirect benefit of Affiliate or the immediate family of Affiliate, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, or (iii) with the prior written consent of the Parent. For purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. In addition, notwithstanding the foregoing, if an Affiliate is a corporation partnership or other entity (collectively referred to as an “Entity”), such Entity may transfer the capital stock of the Parent (A) to any wholly-owned subsidiary of such Entity, (B) to any parent company of such Entity, or (C) to any member, general partner or limited partner of such Entity; provided, however, that in any such case, it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding such capital stock subject to the provisions of this Agreement and there shall be no further transfer of such capital stock except in accordance with this Agreement, and, provided further, that any such transfer shall not involve a disposition for value.

(e)    All shares of Parent Common Stock held by Affiliate, directly or indirectly, and any shares of Parent Common Stock under the common control of Affiliate shall be aggregated for purposes of this Agreement as if such shares were held by a single stockholder.

4.    Covenant Not to Compete.

(a)    Affiliate agrees that during the course of Affiliate’s employment with Parent and for a period of two (2) years immediately following the termination of Affiliate’s relationship with Parent for any reason, whether with or without cause, at the option either of Parent or Affiliate, with or without notice, Affiliate will not, either directly or indirectly, (i) serve as an advisor, agent, consultant, director, employee, officer, partner, proprietor or otherwise of, (ii) have any ownership interest in (except for passive ownership of one percent (1%) or less of any entity whose securities have been registered under the Securities Act, or Section 12 of the Securities Exchange Act of 1934, as amended) or (iii) participate in the organization, financing, operation, management or control of, any business in competition with the business of the Company as conducted during the course of Affiliate’s employment with the Company. The foregoing covenant shall cover Affiliate’s activities in every part of the Territory. “Territory” shall mean (i) all counties in the State of Texas, (ii) all other states of the United States of America and (iii) all other countries of the world; provided that, with respect to clauses (ii) and (iii), Parent maintains non-trivial operations, facilities, or customers in such geographic area prior to the date of the termination of Affiliate’s relationship with Parent.

(b)    Affiliate acknowledges that Affiliate’s fulfillment of the obligations contained in this Agreement, including, but not limited to, Affiliate’s obligation neither to use, except for the benefit of Parent, or to disclose Parent’s Confidential Information (as defined below) and Affiliate’s obligation not to compete contained in subsection (a) above is necessary to protect Parent’s Confidential Information and to preserve Parent’s value and goodwill. Affiliate further acknowledges the time, geographic and scope limitations of Affiliate’s obligations under subsection (a) above are reasonable, especially in light of Parent’s desire to protect its Confidential Information, and that Affiliate will not be precluded from gainful employment if Affiliate is obligated not to compete with Parent during the period and within the Territory as described above.

(c)    The covenants contained in subsection (a) above shall be construed as a series of separate covenants, one for each city, county and state of any geographic area in the Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in subsection (a) above. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event the provisions of subsection (a) above are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, then permitted by such law.

(d)    “Confidential Information” means any information that relates to Parent’s actual or anticipated business or research and development, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding Parent’s products or services and markets therefor, customer lists and customers (including, but not limited to, Parent’s customers on whom Affiliate called or with whom Affiliate became acquainted during the term of Affiliate’s employment with Parent), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information. Affiliate’s obligations under Section 4(e) herein shall not apply to any Confidential Information that (a) was in the public domain at or subsequent to the time such Confidential Information was communicated to Affiliate by Parent through no fault of Affiliate; or (b) was approved for release by written authorization of Parent. A disclosure of any Confidential Information (i) in response to a valid order by a court or other governmental body; (ii) as otherwise required by law; or (iii) necessary to establish the rights of either party under this Agreement shall not be considered to be a breach of this Agreement; provided, however, that Affiliate shall provide prompt written notice thereof to Parent to enable Parent to seek a protective order or otherwise prevent such disclosure.

(e)    Affiliate acknowledges that, immediately upon execution of this Agreement, Parent agrees to provide Affiliate with certain Confidential Information regarding the Company, regardless of whether or not Affiliate is employed by the Company at such time (“Initial Disclosure”). Following the Initial Disclosure of Confidential Information, Parent may make available to Affiliate additional Confidential Information that will enable Affiliate to optimize the performance of Affiliate’s duties to Parent. Except for the Initial Disclosure, Affiliate agrees that Parent will have no obligation to make available to Affiliate any of its Confidential Information after the termination of Affiliate’s employment with Parent.

5.    Solicitation of Employees. Affiliate agrees that for a period of two (2) years immediately following the termination of Affiliate’s relationship with Parent for any reason, whether with or without cause, at the option either of Parent or Affiliate, with or without notice, Affiliate will not, either directly or indirectly, solicit, induce, recruit or encourage any of Parent’s or Parent’s subsidiaries’, if any, employees to leave their employment, or hire or take away such employees, or attempt to solicit, induce, recruit, encourage, hire or take away employees of Parent or Parent subsidiaries, if any, either for Affiliate or for any other person or entity.

6.    Termination. This Agreement shall be effective upon the consummation of the Merger under the Merger Agreement and shall terminate when all shares of Parent Common Stock have been disposed of by Affiliate.

7.    Miscellaneous.

(a)    Waiver; Severability. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing and signed by each party hereto. In the event that any provision of this Agreement, or the application of any such provision to any person, entity or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to persons, entities or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

(b)    Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other party hereto.

(c)    Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

(d)    Injunctive Relief. Each of the parties acknowledge that (i) the covenants and the restrictions contained in this Agreement are necessary, fundamental, and required for the protection of Parent and Company and to preserve for Parent the benefits of the Merger; (ii) such covenants relate to matters which are of a special, unique, and extraordinary character that gives each of such covenants a special, unique, and extraordinary value; and (iii) a breach of any such covenants or any other provision of this Agreement shall result in irreparable harm and damages to Parent and Company which cannot be adequately compensated by a monetary award. Accordingly, it is expressly agreed that in addition to all other remedies available at law or in equity, Parent and Company shall be entitled to the immediate remedy of a temporary restraining order, preliminary injunction, or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin any of the parties hereto from breaching any such covenant or provision or to specifically enforce the provisions hereof.

(e)    Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(f)    Entire Agreement. This Agreement, the Merger Agreement and the other agreements referred to in the Merger Agreement set forth the entire understanding of Affiliate and Parent relating to the subject matter hereof and thereof and supersede all prior agreements and understandings between Affiliate and Parent relating to the subject matter hereof and thereof.

(g)    Attorneys’ Fees. In the event of any legal actions or proceeding to enforce or interpret the provisions hereof, the prevailing party shall be entitled to reasonable attorneys’ fees, whether or not the proceeding results in a final judgment.

(h)    Further Assurances. Affiliate shall execute and/or cause to be delivered to Parent such instruments and other documents and shall take such other actions as Parent may reasonably request to effectuate the intent and purposes of this Agreement.

(i)    Third Party Reliance. Counsel to Parent and Company shall be entitled to rely upon this Affiliate Agreement.

(j)    Survival. The representations, warranties, covenants and other provisions contained in this Agreement shall survive the Merger.

(k)    Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (or at such other address for a party as shall be specified by like notice):

If to Parent:	Pervasive Software Inc. 12365 Riata Trace Parkway Building B Austin, TX 78727 Attn: Michele Thompson Telephone: (512) 231-6000 Facsimile: (512)

With a copy to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

8911 Capital of Texas Highway

Westech 360, Suite 3350

Austin, TX 78759-7247

Attn: Brian Beard, Esq.

Telephone: (512) 338-5400

Facsimile: (512) 338-5499

If to Affiliate:    To the address for notice set forth on the signature page hereof.

(l)    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

PERVASIVE SOFTWARE INC.

By:

Name:	David Sikora

Title:	President and CEO

AFFILIATE

[Name]

Affiliate’s Address for Notice:

Number of shares of Company Capital

Stock beneficially owned by Affiliate:

                    shares of Common Stock of Company

                    shares of Common Stock of Company subject to outstanding options or other rights

Exhibit B

VOTING AGREEMENT

This Voting Agreement (the “Agreement”) is made and entered into as of August             , 2003, between Pervasive Software Inc., a Delaware corporation (“Parent”), and the undersigned stockholder (“Stockholder”) of Data Junction Corporation, a Texas corporation (“Company”). Capitalized terms not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

A.    Pursuant to a Merger Agreement dated as of August             , 2003, by and among Parent, Ramal Acquisition Corp. (“Merger Sub”), Company, certain stockholders of Company, and Computershare Trust Company, Inc., as Escrow Agent (such agreement as it may be amended or restated is hereinafter referred to as the “Merger Agreement”), Parent and Stockholder agreed to execute and deliver a voting agreement in the form of this agreement;

B.    Pursuant to the Merger Agreement, Parent has agreed to acquire the outstanding securities of Company pursuant to a statutory merger of Company with and into Merger Sub effected in part through the exchange of each outstanding share of capital stock of Company (the “Company Capital Stock”) into cash and shares of the Parent Common Stock as set forth in the Merger Agreement (the “Merger”);

C.    Stockholder is the registered and beneficial owner or has voting discretion or control of such number of shares of Company Capital Stock as is indicated on Exhibit A hereto (the “Shares”); and

D.    In order to induce Parent to enter into the Merger, Stockholder agrees not to transfer or otherwise dispose of any of the Shares, or any other shares of capital stock or securities of Company acquired by Stockholder hereafter and prior to the Expiration Date (as defined in Section 1.1 below), and agrees to vote the Shares and any other such shares of capital stock or securities of Company so as to facilitate the consummation of the Merger in the manner as set forth herein.

NOW, THEREFORE, the parties hereto, in consideration of the foregoing, the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, and intending to be legally bound hereby, agree as follows:

1.    Agreement to Retain Shares.

(a)    Transfer and Encumbrance. Stockholder agrees not to transfer (except as may be specifically required by court order or by operation of law), sell, exchange, pledge or otherwise dispose of or encumber the Shares or any New Shares (as defined below), except upon the consummation of the Merger pursuant to the Merger Agreement, or to make any offer or agreement relating thereto, at any time prior to the Expiration Date, unless each person or entity to which any of such Shares or New Shares are or may be transferred shall have: (a) executed a counterpart of this Agreement and a Proxy (as defined in Section 3 below) (with such modifications as Parent may reasonably request); and (b) agreed in writing to hold such Shares or New Shares subject to all of the terms and provisions of this Agreement. As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) the Effective Time of the Merger or (ii) termination of the Merger Agreement in accordance with its terms.

(b)    New Shares. Stockholder agrees that any shares of Company Capital Stock that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership after the date of this Agreement and prior to the Expiration Date (“New Shares”) shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

2.    Agreement to Vote Shares. Prior to the Expiration Date, at every meeting of the shareholders of Company called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the shareholders of Company with respect to any of the following, Stockholder, solely in Stockholder’s capacity as a shareholder of Company, shall vote the Shares and any New Shares (i) in favor of approval of the Merger, the Merger Agreement and the transactions contemplated therein and any matter that could reasonably be expected to facilitate the consummation of the Merger, (ii) against any change in the majority of the Board of Directors of Company, (iii) against any actions which are intended or could reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect consummation of the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement and (iv) against any Third Party Transaction.

3.    Irrevocable Proxy. Simultaneous with the delivery of this executed Agreement to Parent, Stockholder hereby agrees to deliver to Parent a duly executed proxy in the form attached hereto as Exhibit B (the “Proxy”) with respect to each meeting of shareholders of Company, such Proxy to cover the total number of Shares and New Shares in respect of which Stockholder is entitled to vote at any such meeting. In the event that Stockholder is unable to provide any such Proxy simultaneously with the delivery of this executed Agreement, Stockholder hereby grants Parent a power of attorney to execute and deliver such Proxy for and on behalf of Stockholder, such power of attorney, being coupled with an interest, shall survive any death, disability, bankruptcy or any other such impediment. Upon the execution of this Agreement by Stockholder, Stockholder hereby revokes any and all prior proxies given by Stockholder with respect to the Shares and agrees not to grant any subsequent proxies with respect to the Shares or New Shares until after the Expiration Date.

4.    Solicitation. Stockholder shall not, directly or indirectly: (i) solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information) inquiries or proposals concerning any Third Party Transaction or have discussions or negotiations with any third party (other than Parent or Merger Sub) regarding any Third Party Transaction (other than the Merger); or (ii) induce or knowingly encourage any other shareholder of the Company to vote against, or fail to vote in favor of, the Merger Agreement and the Merger. Stockholder shall notify Parent of any written inquiries or proposals it receives relating to any Third Party Transaction.

5.    No Inconsistent Agreements. Stockholder shall not, in its capacity as a shareholder of Company, enter into any agreement or take any other action that would restrict, limit or interfere with the performance of its obligations hereunder or the consummation of the Merger or any of the transactions contemplated hereby or pursuant to the Merger Agreement.

6.    Representations, Warranties and Covenants of Stockholder. Stockholder hereby represents, warrants and covenants to Parent that:

(i)    Authorization, etc. Stockholder has the right, power, authority and capacity to execute and deliver this Agreement and the Proxy and to perform Stockholder’s obligations hereunder and thereunder. This Agreement has been duly authorized, executed and delivered by Stockholder, and constitutes the legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to laws of general application relating to bankruptcy, fraudulent conveyance, insolvency and the relief of debtors, and rules of law governing specific performance, injunctive relief and other equitable remedies. The Proxy, when duly executed and delivered by Stockholder, will constitute the legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to laws of general application relating to bankruptcy, fraudulent conveyance, insolvency and the relief of debtors, and rules of law governing specific performance, injunctive relief and other equitable remedies. If Stockholder is married and the Shares constitute community property, this Agreement has been duly executed and delivered by, and constitutes the legal, valid and binding obligation of, Stockholder’s spouse, enforceable against Stockholder’s spouse in accordance with its terms, subject to laws of general application relating to bankruptcy, fraudulent conveyance, insolvency and the relief of debtors, and rules of law governing specific performance, injunctive relief and other equitable remedies.

(ii)    No Conflicts or Consents. The execution and delivery of this Agreement and the Proxy by Stockholder do not, and the performance of this Agreement and the Proxy by Stockholder will not: (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Stockholder or by which Stockholder or any of Stockholder’s properties is or may be bound or affected; (ii) result in or constitute (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of the Shares pursuant to, any contract to which Stockholder is a party or by which Stockholder or any of Stockholder’s properties is or may be bound or affected; or (iii) require any consent or approval of any person, other than any consent already obtained.

(iii)    Title to Securities. As of the date of this Agreement: (a) Stockholder either (i) holds of record or (ii) beneficially owns with the right to vote (in the case of clause (i) and (ii), free and clear of any liens, claims, options, pledges, rights of first refusal, co-sale rights, charges or other encumbrances), other than a right of repurchase or right of first refusal in favor of the Company (collectively, “Liens”), the number of outstanding shares of Company Capital Stock set forth on Exhibit A hereof; and (b) Stockholder holds (free and clear of any Liens) the options and other rights to acquire shares of Company Common Stock set forth under the caption “Options and Other Rights to Purchase Common Stock” on Exhibit A hereof; and (c) Stockholder does not directly or indirectly own any shares of capital stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the shares and options and other rights specified on Exhibit A hereof.

(iv)    Accuracy of Representations. The representations and warranties contained in this Agreement are accurate in all material respects as of the date of this Agreement, and will be accurate in all material respects at all times through the earlier to occur of the Effective Time or the termination of the Merger Agreement in accordance with its terms.

(v)    Reliance by Parent and Merger Sub. Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement.

7.    Further Assurances. Stockholder and Parent hereby covenant and agree to execute and deliver any additional documents, and take such further actions, necessary or desirable, in the reasonable opinion of Parent, to carry out the purpose and intent of this Agreement.

8.    Consent and Waiver. Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement to which Stockholder is a party or pursuant to any rights Stockholder may have.

9.    Termination. This Agreement and the Proxy delivered in connection herewith shall terminate and shall have no further force or effect as of the Expiration Date; provided, however, that the termination of this Agreement upon the termination of the Merger Agreement shall not relieve Stockholder from any liability for any previous breach of this Agreement.

10.    Confidentiality. Stockholder agrees (i) to hold any information regarding this Agreement and the Merger in strict confidence, and (ii) not to divulge any such information to any third person, until such time as the Merger has been publicly disclosed by Parent; provided, however, that this sentence shall not apply to any information that, (A) at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by Stockholder or Stockholder’s agents, representatives, affiliates, employees, officers or directors, in the case of a corporate entity; provided, however, that the foregoing shall not apply if such information became publicly available as a result of Company’s violation or breach of obligations not to disclose such information, (B) must be disclosed under applicable laws or regulations or judicial or administrative proceedings, or (C) shall be disclosed to Stockholder’s legal advisors who need to know such information in connection with advising Stockholder as to his, her or its legal rights and obligations; provided, however, that Stockholder shall make such legal advisors aware of the obligation to keep such information confidential and that Stockholder shall be liable for any disclosure of confidential information by such legal advisors or any disclosure that occurs as a result of Stockholder providing confidential information to such legal advisors.

11.    Indemnification. Stockholder shall hold harmless and indemnify Parent and Parent’s affiliates from and against, and shall compensate and reimburse Parent and Parent’s affiliates for, any loss, damage, claim, liability, fee (including reasonable attorneys’ fees), demand, cost or expense (regardless of whether or not such loss, damage, claim, liability, fee, demand, cost or expense relates to a third-party claim) that is directly or indirectly suffered or incurred by Parent or any of Parent’s affiliates, or to which Parent or any of Parent’s affiliates otherwise becomes subject, and that arises directly or indirectly from, or relates directly or indirectly to, (i) any inaccuracy in or breach of any representation or warranty contained in this Agreement, or (ii) any failure on the part of Stockholder to observe, perform or abide by, or any other breach of, any restriction, covenant, obligation or other provision contained in this Agreement or in the Proxy.

12.    Miscellaneous.

(a)    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(b)    Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without the prior written consent of the other. This Agreement is intended to bind Stockholder as a shareholder of Company only with respect to the specific matters set forth herein.

(c)    Amendment and Modification. This Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto.

(d)    Independence of Obligations. The covenants and obligations of Stockholder set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Stockholder, on the one hand, and the Company or Parent, on the other. The existence of any claim or cause of action by Stockholder against the Company or Parent shall not constitute a defense to the enforcement of any of such covenants or obligations against Stockholder.

(e)    Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity and Stockholder hereby waives any and all defenses which could exist in its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

(f)    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties, addressed to Parent or Stockholder, as the case may be, as set forth below its name on the signature page of this Agreement.

(g)    Governing Law. This Amendment shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without reference to principles of conflicts of laws.

(h) Entire Agreement. This Agreement and the Proxy, the Merger Agreement and the other documents referred to in the Merger Agreement contain the entire understanding of the parties relating to the subject matter hereof and thereof, and supersede all prior agreements and understandings between the parties with respect to the subject matter hereof and thereof.

(i) Counterpart. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement. Any counterpart or other signature delivered by facsimile shall be deemed for all purposes as being good and valid execution and delivery of this Agreement by that party.

(j) Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

PERVASIVE SOFTWARE INC.

By:

David Sikora
President and CEO

Address for Notices:
12365 Riata Trace Parkway
Building B
Austin, TX 78727

STOCKHOLDER

[Name]

Address for Notices:

SPOUSE OF STOCKHOLDER (if applicable)

Signature

Print Name

SIGNATURE PAGE TO VOTING AGREEMENT

Exhibit A

NUMBER OF SHARES BENEFICIALLY OWNED OR CONTROLLED BY

STOCKHOLDER

Class of Capital Stock	Number of Shares/Rights Beneficially Owned

Common Stock

Options and Other Rights to Purchase Common Stock

Total

Exhibit B

IRREVOCABLE PROXY

TO VOTE STOCK OF

DATA JUNCTION CORPORATION

The undersigned shareholder of Data Junction Corporation, a Texas corporation (“Company”), hereby irrevocably (to the full extent permitted by Article 2.30 of the Texas Business Corporation Act) appoints the members of the Board of Directors of Parent Corporation, a Delaware corporation (“Parent”), and each of them, or any other designee of Parent, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Proxy. The Shares beneficially owned by the undersigned shareholder of Company as of the date of this Proxy are listed on the final page of this Proxy.

Upon the undersigned’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

This Proxy is irrevocable (to the extent provided in Article 2.30 of the Texas Business Corporation Act) and is granted in consideration of Parent entering into that certain Merger Agreement dated as of August             , 2003 by and among Company, certain stockholders of Company, Parent, Ramal Acquisition Corp. (“Merger Sub”), and Computershare Trust Company, Inc., as Escrow Agent. The Merger Agreement provides for the merger of Company with and into Merger Sub (the “Merger”). As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement or (ii) the date of termination of the Merger Agreement in accordance with its terms.

The attorneys and proxies named above, and each of them are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting and other rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents pursuant to Article 9.10 of the Texas Business Corporation Act), at every annual, special or adjourned meeting of the shareholders of Company and in every written consent in lieu of such meeting as follows:

(i)    in favor of approval of the Merger, the Merger Agreement and transactions contemplated therein and any matter that could reasonably be expected to facilitate the Merger,

(ii)    against any change in the majority of the Board of Directors of the Company,

(iii)    against any actions which are intended or could reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect consummation of the Merger or any of the other transactions contemplated by the Merger Agreement or the Voting Agreement dated as of August             , 2003 between Parent and the undersigned, and

(iv)    against any Third Party Transaction.

The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above. The undersigned shareholder may vote the Shares on all other matters.

All authority herein conferred shall survive the death or incapacity of the undersigned and any obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

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This Proxy is coupled with an interest and is irrevocable.

Dated:             , 2003

Signature of Stockholder	Signature of spouse (if applicable)

Print Name of Stockholder	Print name of spouse

Shares beneficially owned or controlled by Stockholder:

             shares of Company Common Stock

Exhibit C

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is entered into as of August             , 2003 by and among Pervasive Software Inc., a Delaware corporation (“Parent”), Data Junction Corporation, a Texas corporation (“Company”), and the undersigned (the “Stockholder”).

RECITALS

A.    Pursuant to a Merger Agreement dated as of August             , 2003, by and among Parent, Ramal Acquisition Corp. (“Merger Sub”), Company, certain stockholders of Company, and Computershare Trust Company, Inc., as Escrow Agent (such agreement as it may be amended or restated is hereinafter referred to as the “Merger Agreement”), Parent and Stockholder agreed to execute and deliver a lock-up agreement in the form of this agreement;

B.    Pursuant to the Merger Agreement, Parent has agreed to acquire the outstanding securities of Company pursuant to a statutory merger of Company with and into Merger Sub effected in part through the exchange of each outstanding share of capital stock of Company into cash and shares of the Parent Common Stock as set forth in the Merger Agreement (the “Merger”);

C.    Stockholder is currently a holder of 0.5% or more of Company Common Stock; and

D.    The execution and delivery of this Agreement by Stockholder is a material inducement to Parent to enter into the Merger Agreement.

NOW, THEREFORE, the parties hereto, in consideration of the foregoing, the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, and intending to be legally bound hereby, agree as follows:

1.    Definitions.

For purposes of this Agreement, “Sale” shall mean the offer, pledge, sale, contract to sell, sale of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant to purchase, loan, or transfer or disposition in any other manner of, directly or indirectly, any Common Stock of Parent (“Parent Common Stock”) (or other securities of Parent) or the entering into of any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Parent Common Stock (or other securities of Parent) held by Stockholder.

2.    Trading Limitations.

(a)    In the event that the Merger is consummated, Stockholder agrees that:

(i)    Stockholder will conduct any Sales of Parent Common Stock in compliance with all relevant securities laws and regulations; and

(ii)    until two hundred seventy (270) days from the Effective Time (as defined in the Merger Agreement) of the Merger, Stockholder will not engage in any Sales of Parent Common Stock.

(b)    Stockholder agrees and acknowledges that the restrictions set forth herein shall be applicable to any shares of Parent Common Stock held, directly or indirectly, by Stockholder as well as to any shares of Parent Common Stock that is under Stockholder’s control or held for Stockholder’s benefit.

(c)    Notwithstanding the foregoing, Stockholder may transfer shares of the Parent Common Stock held by him, she or it (i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, (ii) to any trust for the direct or indirect benefit of Stockholder or the immediate family of Stockholder, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, or (iii) with the prior written consent Parent. For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin. In addition, notwithstanding the foregoing, if a Stockholder is a corporation partnership or other entity (collectively referred to as an “Entity”), such Entity may transfer the capital stock of the Parent (A) to any wholly-owned subsidiary of such Entity, (B) to any parent company of such Entity, or (C) to any member, general partner or limited partner of such Entity; provided, however, that in any such case, it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding such capital stock subject to the provisions of this Agreement and there shall be no further transfer of such capital stock except in accordance with this Agreement, and, provided further, that any such transfer shall not involve a disposition for value.

3.    Miscellaneous.

(a)    Termination. In the event that the Merger Agreement is terminated in accordance with its terms, this Agreement will terminate and be of no further force and effect.

(b)    Waiver; Severability. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing and signed by each party hereto. In the event that any provision of this Agreement, or the application of any such provision to any person, entity or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to persons, entities or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

(c)    Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other party hereto.

(d)    Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

(e)    Injunctive Relief. Each of the parties acknowledge that (i) the covenants and the restrictions contained in this Agreement are necessary, fundamental, and required for the protection of Parent and Company and to preserve for Parent and Company the benefits of the Merger; (ii) such covenants relate to matters which are of a special, unique, and extraordinary character that gives each of such covenants a special, unique, and extraordinary value; and (iii) a breach of any such covenants or any other provision of this Agreement shall result in irreparable harm and damages to Parent and Company which cannot be adequately compensated by a monetary award. Accordingly, it is expressly agreed that in addition to all other remedies available at law or in equity, Parent and Company shall be entitled to the immediate remedy of a temporary restraining order, preliminary injunction, or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin any of the parties hereto from breaching any such covenant or provision or to specifically enforce the provisions hereof.

(f)    Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(g)    Entire Agreement. This Agreement, the Merger Agreement and the other agreements referred to in the Merger Agreement set forth the entire understanding of Stockholder and Parent and Company relating to the subject matter hereof and thereof and supersedes all prior agreements and understandings between the Stockholder and Parent and Company relating to the subject matter hereof and thereof.

(h)    Attorneys’ Fees. In the event of any legal actions or proceeding to enforce or interpret the provisions hereof, the prevailing party shall be entitled to reasonable attorneys’ fees, whether or not the proceeding results in a final judgment.

(i)    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

PERVASIVE SOFTWARE INC.

By:
Name:	David Sikora
Title:	President and CEO

DATA JUNCTION CORPORATION

By:
Name:
Title:

STOCKHOLDER

[Name]

Number of shares of Company Common

Stock held or controlled by Stockholder:

Exhibit D

TARGET LEGAL OPINION

1.    Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, has the corporate power and authority to own, operate and lease its properties and carry on its business as now conducted;

2.    The authorized capital stock of Target consists of 80,000,000 shares of Common Stock, par value $0.001 per share and 20,000,000 shares of Preferred Stock, par value $0.001. As of the close of business on the date hereof, there are 16,498,000 shares of Common Stock issued and no shares of Preferred Stock are issued. To our knowledge, there are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities, other than pursuant to the exercise of options outstanding as of such date under the Target Stock Plan for the purchase of 3,196,300 shares of Common Stock. All outstanding shares of Target Capital Stock are duly authorized, validly issued, fully paid and non-assessable and, to our knowledge, are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute or imposed as a result of restrictions under applicable securities laws or the Articles of Incorporation of Target or, to our knowledge, any agreement to which Target is a party or by which it is bound, except as set forth in the Company Disclosure Schedule. To our knowledge and except as disclosed in the Company Disclosure Schedule, there are no outstanding rights, options, warrants, conversion rights or agreements for the purchase or acquisition from the Company of any shares of its capital stock.

3.    The Merger Agreement has been approved and adopted by the shareholders of Target; Target has full corporate power and authority to execute, deliver, and perform its obligations under the Merger Agreement; Target has taken all requisite corporate action to approve and adopt the Merger Agreement and to approve and to authorize the carrying out of the transactions contemplated thereunder; and the Merger Agreement has been duly executed and delivered by Target and constitutes a legal, valid and binding obligation of Target, enforceable against Target in accordance with its respective terms; provided that enforceability of the indemnity obligations contained in such agreements may be limited by public policy.

4.    The execution, delivery and performance of the Merger Agreement by Target and the carrying out of the transactions contemplated by the Merger Agreement to be carried out by Target did not and will not constitute a violation under the charter documents of Target;

5.    To our knowledge, no suit, action or legal, administrative, arbitration or other proceeding or governmental investigation is pending or threatened to which Target or any of its assets or properties is a party which seeks to prohibit, restrain or enjoin the transactions contemplated by the Merger Agreement; and

6.    Except as set forth in the Target Company Schedule, there is no consent, approval, authorization, order, registration, qualification or filing of or with any court or any regulatory authority or other governmental body (either foreign or domestic) required by Target or with respect to its assets or properties or otherwise for the consummation of the transactions contemplated by the

Merger Agreement that has not been obtained except for filings to effect this transaction as required pursuant to the Delaware General Corporation Law and Texas Business Corporation Act.